      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON _____________

                            REGISTRATION NO. _______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                        ---------------------------------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                        ---------------------------------

                     e-SCRUB ENVIRONMENTAL ENTERPRISES, INC.

                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                                    VIRGINIA

                          (STATE OR OTHER JURISDICTION
                        OF INCORPORATION OR ORGANIZATION)

                                 --------------

                          (PRIMARY STANDARD INDUSTRIAL
                           CLASSIFICATION CODE NUMBER)

                                   54-1750987

                                (I.R.S. EMPLOYER
                               IDENTIFICATION NO.)

                              301 SOUTH WEST STREET
                              ALEXANDRIA, VA 22314
                                 (703) 836 1760

          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                              301 SOUTH WEST STREET
                              ALEXANDRIA, VA 22314

                   (ADDRESS AND PRINCIPAL PLACE OF BUSINESS OR
                      INTENDED PRINCIPAL PLACE OF BUSINESS)

                                RALPH D. GENUARIO
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              301 SOUTH WEST STREET
                              ALEXANDRIA, VA 22314

            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                    COPY TO:

                           THREE ARROWS CAPITAL CORP.
                           10101 GROSVENOR PLACE #2016
                               ROCKVILLE, MD 20852

================================================================================

 APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE. IF ANY OF THE SECURITIES BEING
   REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING
                                    BOX. | |

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST
   THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE
               REGISTRATION STATEMENT FOR THE SAME OFFERING. |_|

 IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER
    THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT
                           FOR THE SAME OFFERING. |_|

   IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434,
                       PLEASE CHECK THE FOLLOWING BOX. |_|

--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================


Title of Each Class of Securities   Amount To        Offering Price       Aggregate          Amount Of
To Be Registered.                   Be Registered       Per Share       Offering Price    Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock, $0.001par value         800,000             $12.50          $10,000,000           $2,640
----------------------------------------------------------------------------------------------------------


                                   ----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS OFFERING CIRCULAR IS NOT COMPLETE AND MAY BE CHANGED. WE
 MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION FILED WITH THE SECURITIES
  AND EXCHANGE COMMISSION AND CERTAIN STATE SECURITIES DIVISIONS IS EFFECTIVE. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT
SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT
                                   PERMITTED.

                                 800,000 SHARES

                        e-SCRUB ENVIRONMENTAL ENGINEERING

                                  COMMON STOCK

                             -----------------------

     This offering includes a minimum escrowed number of shares - 24,000 - and a maximum number of shares - 800,000. The minimum must be reached by ___________ or funds will be returned with interest.

     Prior to this offering, there has been little public market for the common stock. The Company has not applied for listing on any recognized exchange or trading market.

     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF ANY COMMON STOCK.

                               -------------------


     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              --------------------

                                                 PER SHARE           TOTAL
                                                 ---------           -----
Public offering price........................     $  12.50        $10,000,000
Underwriting discount........................     $  0.625        $   500,000
Proceeds, before expenses, to the Company....     $ 11.875        $ 9,500,000


                            THREE ARROWS CAPITAL CORP

                         Prospectus dated _____________

The next page of the cover represents page 2 and is made up of three overleaf sections. Page 2a is 8 1/2 by 11 and pictures a lightning bolt and a small inset of an "e-SCRUB Treatment Facility" graphic representation. The text of the page is: e-SCRUB Environmental Engineering. Makes Electrons Work For You. Converts Pollution into Agricultural Fertilizer. E-SCRUB Technology Allows Utilities To Burn High-Sulfur Coal As Cleanly As Natural Gas. e-SCRUB Environmental Engineering has formed a joint venture to own and operate e-SCRUB treatment facilities. Management estimates that there are adequate coal savings to retrofit at least 6,000 MWe over the next five years. These savings are sufficient to cover all debt amortization. In addition, management estimates revenues of $60,000 per each MWe that we retrofit; 6,000 MWe represents installation of e-SCRUB facilities at just three mid-size power plants.

Pages 2b and 2c is a graphic representation of the e-SCRUB process that illustrates the technical solution and steps in the process. The text of the page is: Electron Scrubbing to Remove Unwanted By-Products. The e-SCRUB system virtually eliminates pollution produced by coal-burning power plants, resulting in cleaner air and more green. Dirty flue gas from the boiler is collected in the spray dryer. Spray Dryer. Bring Injection. Dry By-Product Collector. Ammonia Handling System. e-Beam Building & Process Chamber. Brine Recirculation. Ammonia Sulfate Solution. Wet ESP. Brine Solution. Flue Gas Stack. ID Fan. Brine Holding Tank. Clean gas emerges from the flue gas stack. Treated emissions result in cleaner air, an environment everyone can enjoy, and lucrative pollution credits for our shareholders. If untreated, dirty emissions can cause respiratory problems in humans and environmental problems such as acid rain and smog. The by-product of the e-SCRUB system is sold as agricultural fertilizer.

The e-SCRUB system is designed to remove over 98 percent of SO2, 90 percent of NOx and 99.9 percent of fine particulate from flue gas generated by users of high-sulfur coal. The system consists of a synergistic combination of five components that have relatively low pressure drop. e-SCRUB efficiently converts pollution into an agricultural fertilizer that allows utilities to burn two percent to five percent sulfur coal as cleanly as natural gas. The savings realized from switching to high-sulfur coal pays for capital costs. Management estimates that the resulting fertilizer sales and pollution credits generate significant revenues of $50,000 per MWe. Management estimates that there are adequate coal savings to retrofit at least 6,000 MWe over the next five years. These savings are sufficient to cover all debt amortization. In addition management estimates revenues of $60,000 per each MWe that we retrofit; 6000 MWe represents installation of just three mid-sized power plants.

                               PROSPECTUS SUMMARY

     YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND COMPANY FINANCIAL STATEMENTS, NOTES TO THOSE FINANCIAL STATEMENTS AND THE GLOSSARY THAT APPEARS ELSEWHERE IN THIS PROSPECTUS.

GENERAL

     We design and produce the e-SCRUB-TM- system that removes pollutants emitted from power plants that burn high sulfur coal. These pollutants, when released into the air, cause acid rain, smog and lung disease. Our e-SCRUB process is a patented system that uses electrons to convert these pollutants into a saleable fertilizer, which can be sold to offset operating costs of the system. After installation, our system allows old power plants to burn inexpensive, high-sulfur coal as cleanly as modern, natural-gas-fired plants. The e-SCRUB system allows power plants to switch to the least expensive fuel, yet meet all of the stringent requirements of the Clean Air Act Amendments of 1990 (CAAA) for 2000 and beyond.

     Our company has a unique approach to the business of controlling air pollution at power plants that burn high sulfur coal. In addition to designing and manufacturing the e-SCRUB systems, we will own and operate the e-SCRUB treatment facilities that are installed at the power plants. Thus, utilities can concentrate on generating power, while we convert their pollution problems into company revenues as well as jobs for miners.

     Installation of an e-SCRUB treatment system will allow a utility to switch back to burning less-expensive, high-sulfur coal. In return for meeting all CAAA regulations, the utility will split the coal cost savings with us, which repays the capital costs in less than 10 years. In addition to the revenues generated from the coal saving, revenues are also produced from the sale of the fertilizer and emission credits. These credits, which are generated by the e-SCRUB system, are traded on the Chicago Board of Trade, and when coupled with the fertilizer sales, provide substantial earnings potential for the Company. Management estimates that revenues are almost $60,000 per MWe for installing a single e-SCRUB system on a typical 1900 MWe coal-fired power plant. Management estimates that there is sufficient revenue from coal savings to retrofit 6000 MWe that burn high sulfur coal.

     To implement this plan, we have formed a joint venture limited liability company, VIRTEX, with National Diversified. VIRTEX will provide bond financing for e-SCRUB systems. The bonds are repaid by splitting the coal savings with the utility company. VIRTEX will contract with the Company for the design, construction, installation and operation of the e-SCRUB systems.

FOCUS ON POWER PLANTS BURNING HIGH SULFUR

     Our patented equipment and e-SCRUB process are mature technologies that allow older power plants with access to inexpensive high sulfur coal to convert the new CAAA requirements into additional fuel savings instead of increasing electric rates for the consumer.

     The pollution emitted from older power plants that burn high sulfur coal is especially severe. For those plants that are located near urban areas or downwind of cities, the CAAA mandates substantial reduction of all pollution emitted from their sites. Except for e-SCRUB, there is no other technology that cost effectively removes all pollutants from power plants that burn high sulfur coal. To meet current CAAA requirements, many of these plants will switch to more expensive and less efficient low-sulfur coal. Moreover, they must also install additional pollution control equipment that costs hundreds of millions of dollars per plant; all of which substantially increases operating costs.

ELIMINATE AIR POLLUTION WITH ELECTRONS

     When coal or oil are burned to produce electricity, sulfur dioxide (SO2), nitrous oxide (NOx) and fine particulates are discharged into the air. The emission of sulfur dioxide (SO2) into the air causes acid rain, which damages forests, lakes and streams. The emission of nitrous oxide (NOx) into the air is the largest contributing factor to urban smog, with its attendant detrimental health affects, and the emission of fine particulates contributes to lung disease in cities.

     Using the e-SCRUB system, we inject electrons and ammonia into power-plant flue gasses to remove all of these pollutants and convert them into fertilizer. Unlike all other pollution control systems, because of the effect of the electrons used in the process, our system efficiency actually increases as the sulfur content of the coal increases. Thus, we treat the sulfur and other "pollutants" as feed stock for the production of fertilizer rather than as waste to be disposed of!

ECONOMIC BENEFITS OF e-SCRUB

     No country in the world uses more energy than the United States and the demand for electricity grows every year. Control efforts have largely focused on substituting low sulfur coal while high-sulfur coalfields have been passed over. Low sulfur coal costs 38% more and provides only 75% of the energy of high sulfur coal. Our process makes high sulfur fuels more desirable since their pollution can now be converted to a rich fertilizer for use in the U.S. Using the e-SCRUB process in this manner to produce fertilizer eliminates the wastes associated with conventional production methods.

     High sulfur coal typically provides 12,500 Btu's per pound at a cost of $15-$17 per ton on-site while low sulfur coal provides only 9,200 Btu's per pound at a cost of $25-$28 per ton shipped. Since four tons of low-sulfur coal are required to equal the energy output of three tons of high-sulfur coal, power plant costs are closer to $36 per ton, on an equivalency basis:

------------------  ---------------  ---------------
Sulfur                Cost             Energy
Content
------------------  ---------------  ---------------
High                $15-$17          12,500 Btus
------------------  ---------------  ---------------
Low                 $25-$27            9,200 Btus
------------------  ---------------  ---------------

     With the e-SCRUB system there is no need to pay high pollution fines or transport over long distances low sulfur coal, which has low heating value. Power plants that have already switched or are planning to convert to low sulfur coal can go back to using high sulfur coal that is locally mined. By utilizing the best coal for generating power, utilities save money, miners save their jobs and the whole economy benefits by burning less fuel to generate the same power.

REVENUES FROM OWNING AND OPERATING e-SCRUB SYSTEMS.

     The profit margin on the sale of our equipment is great business for the Company; however, the income stream generated from operation and maintenance of e-SCRUB systems is even more attractive. By permitting power plants to switch back to burning high sulfur coal, the Company splits the coal savings. In addition, the "emission credits" awarded by an EPA program for the removal of air pollutants are sold on the Chicago Board of Trade. The fertilizer alone, produced without the hazardous waste phosphogypsum, adds revenue that largely offsets operating costs.

     A typical U.S. electric generating plant ranges in size from 200 MWe to 1900 MWe, which usually consists of three 625 MWe boilers. To retrofit a 1900 MWe plant will require an e-SCRUB system that has capital costs of nearly $270 million and annual operating costs of $23 million. Savings in fuel, sale of emission credits and fertilizer will produce an annual offset of nearly $114 million, in management's estimation. Management plans initial installations that range in size from 50 MWe up to 150 MWe, at a capital cost that ranges from approximately $10 million to $21 million. The initial 50 MWe installation can be upgraded to 625 MWe for an additional $89 million. Management estimates that there is sufficient revenue from the coal savings to fully amortize the bonds in ten years or less; and for these initial systems, revenues from credits and fertilizer sales will be almost $40,000 per MWe

     To implement our business plan, we have signed a Consortium Agreement with Southern Environmental Inc. (SEI) and its parent, Southern Erectors, (the SEI family) to supply process equipment and provide marketing, detailed engineering, fabrication and erection services. To process the fertilizer, we have an agreement with AGRO Oy. We have formed a joint venture limited liability company, VIRTEX, with National Diversified Co. (NDC) to use commercial bonds to finance the e--SCRUB Treatment Facilities.

OUR OFFICES

     Our principal executive offices are located at 301 South West Street, Alexandria, VA 22314, and our telephone number is (703) 836 1760, fax (703) 836 2878. Our corporate website can be found at WWW.ESCRUB.NET Information contained on our website does not constitute part of this prospectus.

                                  THE OFFERING


Shares offered by the Company .................             800,000

Shares to be outstanding after this Offering...           9,478,594

Use of Proceeds................................    sales, marketing and customer support; test and
                                                   installation of equipment; expansion of production
                                                   facilities; potential acquisitions; working capital and
                                                   general corporate purposes.


                          SUMMARY FINANCIAL INFORMATION

         The following summary financial and other data for each of the years ended December 31, 1997 and 1998 have been derived from our audited financial statements included elsewhere in this prospectus. The summary financial and other data for the nine months ended September 1999 are derived from our unaudited financial statements, which in our opinion, consists of normal recurring adjustments necessary for a fair presentation of this information. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations", which has been prepared on the same basis as the audited financial statements and include all adjustments, our financial statements and notes included elsewhere in this prospectus for a further explanation of the financial data summarized here.


                                        YEAR ENDED DECEMBER 31,  MONTHS ENDED SEPTEMBER 30
                                        -----------------------  -------------------------
                                           1997         1998             1999
                                           ----         ----             ----

STATEMENT OF OPERATIONS DATA:
Revenues .............................   $  209,200   $  458,351     $1,041,649
Gross profit (loss) ..................   $  116,417   $  222,320     $  672,662
Other Operating Revenue ..............   $   12,076   $  297,203     $  167,300
EBITDA (loss) from operations ........   $   17,147   $  248,023     $  379,783
Retained earnings--historical ........   $3,601,048   $3,476,927     $3,332,124
Historical retained earnings per share
-- before/after split ................   $ 0.91/$0.45 $0.81/$0.40    $0.77/$0.38
Weighted average common shares
Issued before split ..................    3,966,600    4,308,297      4,399,297


BALANCE SHEET DATA:                  AT SEPTEMBER 30, 1999
                                     ---------------------
                                            ACTUAL

     Working capital ..............       $  310,000
     Total assets .................       $9,520,416
     Total liabilities ............       $3,762,957
     Stockholders' equity .........       $5,757,459

                                  RISK FACTORS

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARE OF OUR COMMON STOCK.

     OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT

     Although we were incorporated in February 1995, we have not initiated sales of our line of products to date and have functioned primarily as a engineering and development activity. As a result, we have a limited operating history upon which you may evaluate our business and prospects. Our prospectus must be considered in light of risks, expenses, delays, problems and difficulties frequently encountered by early state companies.

     THE MARKET FOR OUT TECHNOLOGY IS UNCERTAIN

     Our success is highly dependent on market acceptance of our e-SCRUB system. In addition, our economics are complex and rely upon assumptions regarding the sale of diverse items such as fertilizer and emission credits. The market for this type of equipment is new and we are not certain that our target customers will purchase our systems or that financing on attractive terms can be gained. Thus, demand and market acceptance for our systems is uncertain. We cannot assure you that the market for air pollution control equipment will continue to emerge or become sustainable. If the market for our systems fails to grow, develops more slowly than we expect, or becomes saturated with competing products or services, then our business, financial condition and results of operations will be materially adversely affected.

     THE DELIVERY OF OUR SYSTEM REQUIRES A LONG LEAD-TIME

     The design, manufacture and delivery of our system requires a long lead time due to the amount of customization typically involved in its product. This amount of time is difficult to predict. In the event our system takes longer to develop for particular customers than predicted, we may lose existing customers or find it more difficult to obtain additional customers.

     OUR SYSTEMS REQUIRE A VERY LARGE CAPITAL OUTLAY

     The very large costs required for installation and operation of our equipment reflect a heavy burden upon coal-fired electric generating plants. Even though emission control is mandated, such plants may not be able to justify large expenses or other wise not be eligible to use the capital markets to cover such costs.

     WE MAY INCUR MATERIAL COSTS AS A RESULT OF WARRANTY AND PRODUCT LIABILITY CLAIMS, WHICH WOULD NEGATIVELY IMPACT OUR PROFITABILITY

     The development, manufacture, sale and use of our products involves a risk of warranty and product liability claims. In addition, as we increase our efforts in foreign countries we expose ourselves to laws and regulations that may not be similar or as clear as those in the U.S. We maintain product liability insurance. Our product liability insurance policies have limits, however, that if exceeded, may result in material costs that would have an adverse effect on our future profitability. In addition, warranty claims are not covered by our product liability insurance and there may be types of product liability claims that are also not covered by our product liability insurance.

     THERE ARE RISKS RELATED TO DOING BUSINESS WITH FEDERAL AND STATE GOVERNMENT AGENCIES

     Contracts with Federal and state government agencies require annual funding approval and are terminable at the discretion of such agencies. A reduction in spending by the DOE or other agencies could limit the continued funding of our existing contract, which may impact our ability to obtain additional contracts. The limitations, if significant, could also have a material adverse effect on our business, financial condition and results of operations.

     WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

     Based on our current operating plan, we anticipate that the net proceeds of this offering and cash provided by operations will allow us to meet our cash requirements for at least 24 months following the date of this prospectus. We may require additional funding sooner than anticipated. In addition, unplanned acquisition and development opportunities and other contingencies may arise, which could require us to raise additional capital. If we raise additional capital through the sale of equity, including preferred stock, or convertible debt securities, the percentage ownership of our then existing stockholders will be diluted.

     We currently do not have a credit facility or any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, develop or enhance our products or respond to competitive pressures. Such limitation could have a material adverse effect on our business, financial condition and results of operations.

     OUR FAILURE TO PROTECT OUR PROPRIETARY TECHNOLOGY MAY IMPAIR OUR COMPETITIVE POSITION

     Although we seek to protect our intellectual property rights through patents, copyrights, trade secrets and other measures, we cannot be certain that:

o       we will be able to protect our technology adequately;

o our patents and any other issued patents will not be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the technology claimed in the patents or inventions claimed in any other issued patents;

o competitors will not be able to develop similar technology independently;

o intellectual property laws will protect our intellectual property rights; and

o third parties will not assert that our products infringe upon their patents, copyrights or trade secrets.

     If we are not successful in protecting our intellectual property, there could be a material adverse effect on our business, financial condition and results of operations.

     PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS MAY RESULT IN COSTLY LITIGATION

     Litigation may be necessary in order to enforce our patents, copyrights or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. This type of litigation could result in the expenditure of significant financial and managerial resources and could result in injunctions preventing us from installing certain products. Such claims could materially adversely affect our business, financial condition and results of operations.

     WE MAY NOT BE ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE

     In the past, our market was not characterized by rapid technological change and frequent new product announcements. However, this could change. Significant technological changes could render our existing technology obsolete. If we are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and results of operations will be materially adversely affected. To be successful, we must adapt to our rapidly changing market by continually improving the responsiveness, services and features of our products and by developing the features and configurations necessary to meet customer needs. Our success will depend, in part, on our ability to adapt to rapidly changing technologies to enhance existing services and to develop the services and technologies that address the needs of our customers.

     DILUTION.

     The Offering price is substantially higher than the pro forma book value per outstanding ordinary share. Based upon the Offering price of $12.50 per share, investors purchasing Shares in the Offering will incur immediate and substantial dilution of $11.81 per share on a minimum Offering and $10.75 on a maximum Offering. This amounts to 94% on a minimum Offering and 86% on a maximum Offering. (See "Dilution.")

     IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO RECRUIT ADDITIONAL PERSONNEL, OUR BUSINESS MAY SUFFER

     We are dependent on the continued employment and performance of our executive officers and key employees, particularly Ralph D. Genuario, President, Nicholas Confurto, Chief Operating Officer, Dr. Maija Liisa Harkonen, Director of International Projects and James Blackburn, Chief Electrical Engineer. We intend to enter into three-year employment agreements with Ralph D. Genuario and Dr. Maija Liisa Harkonen. We intend to apply for key man life insurance policies on our key employees. The loss of the services of our executive officers or key employees could have a material adverse effect on our business, financial condition and results of operations.

     WE MAY BE ADVERSELY AFFECTED BY PROBLEMS IN THE AVAILABILITY OF OR INCREASES IN THE PRICES OF COMPONENTS AND RAW MATERIALS

     Increases in the prices of raw materials or components or problems in their availability could depress our installations, by-product sales or increase the costs of operations. We are dependent upon components purchased from their parties as well as raw materials such as ammonia. We enter into contracts each year for the supply of key components at fixed prices or upon fixed terms. However, if key suppliers are unable or unwilling to meet our supply requirements, we could experience supply interruptions or cost increases, either of which could have an adverse effect on our gross profit.

     THE PROFITABILITY OF OUR INTERNATIONAL OPERATIONS COULD BE ADVERSELY AFFECTED BY ECONOMIC TURMOIL, WAR OR CIVIL UNREST

     Our planned or existing international operations are subject to various economic, political and other risks that are generally not present in our North American operations. International risks include:

o       instability of foreign economies and governments;

o       privatization of utility industry;

o       price and currency exchange controls;

o unfavorable changes in monetary and tax policies and other regulatory changes;

o       fluctuations in the relative value of currencies;

o       expropriation and nationalization of our foreign assets; and

o       war and civil unrest

     We anticipate that, over time, international sales will become a significant portion of our total sales and revenues.

     REGULATORY UNCERTAINTIES COULD HARM OUR BUSINESS

     Our system operates on effluents that are the subject of continual investigation and control by a variety of governmental organizations concerned with pollution abatement. Our ability to design, develop and sell our products will continue to be affected by such rules and regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require us to incur significant compliance costs, cause the development of the affected markets to become impractical and otherwise adversely affect our business, financial condition and results of operations.

     OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO MANAGE GROWTH

     Our rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, technical, operational and financial resources. If we are unable to manage our growth effectively, our business, financial condition and results of operations will be materially adversely affected. To manage our expected growth, we will have to implement and improve our operational and financial systems and train and manage a growing employee base. We will also need to maintain and expand our relationships with customers, subcontractors and other third parties.

     WE RELY ON SUBCONTRACTORS

     In order to meet our requirements under contracts, we rely on the efforts and skills of subcontractors for manufacturing certain components and for delivery to our customers. The absence of qualified subcontractors with whom we have a satisfactory relationship could adversely affect the quality of our services and products and our ability to perform under our contracts.

     EXISTING MANAGEMENT WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER OUR COMPANY

     The ability of existing management to exercise significant control over the Company may discourage, delay or prevent a takeover attempt that a stockholder might consider in his or her best interest and that might result in a stockholder receiving a premium for his or her common stock. Following the closing of the offering, present management will control 56 % of the issued shares of our common stock. Accordingly, if management were to act together, it would have the ability to:

        o control the vote of all matters submitted to our stockholders, including any merger, consolidation or sale of all or substantially all of our assets;

        o       elect all of the members of our board of directors;

        o       prevent or cause a change in control of our company; and

        o decide whether to issue additional common stock or other securities or declare dividends.

     BEST EFFORTS OFFERING AND LIMITED STATE REGISTRATIONS MEAN THAT THE FUNDS SOUGHT IN THIS OFFERING MAY NOT BE ACHIEVED

     This offering of the Company's common stock is conducted on a "best effort" basis by Three Arrows Capital Corp. No underwriter, placement agent, or other person has contracted with the Company to purchase or sell all or any of the shares. There is no assurance that the Company will be capable of selling all or any of the shares. If the minimum is not reached the Company will not be able to rapidly realize the plans set out in the Business section and will rely instead on its internal growth and/or bank or other financing for its expansion. Additionally, this offering will be qualified in a limited number of states, which means that not all potential buyers of the shares will be able to do without separate registration or an exception.

     YEAR 2000 RISKS MAY HARM OUR BUSINESS

     Although we use internal software that is Year 2000 compliant, can operate on a stand-alone basis and does not rely on technology supplied by third parties, there can be no assurance that discovered Year 2000 problems will not occur in the hardware, software or equipment of our customers that will require substantial revision.

     In addition, there can be no assurance that governmental agencies, utility companies, overseas entities, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control such as transportation systems, telecommunications or electrical failure. Any of these failures could also prevent us from delivering our system to our customers, which could have a material adverse effect on our business, results of operations and financial condition.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statement based on our current expectations, assumptions, estimates and projections about our systems and our industry. These forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

     The net proceeds to us from the sale of 800,000 shares of common stock offered by us are estimated to be approximately $9,450,000 after deducting underwriting commissions and other expenses of the offering. We expect to use the net proceeds approximately as follows:

                                                                      APPROXIMATE
                                                                       PERCENTAGE
                                                       APPROXIMATE       OF NET
                                                      DOLLAR AMOUNT     PROCEEDS
                                                      -------------     --------
Sales, marketing and customer support ...........   $   2    million       21%
Test and installation of equipment ..............   $   2    million       21%
Expansion of production facilities ..............   $   4.05 million       34%
Research and development ........................   $   0.45 million        4%
Working capital and general corporate purposes ..   $   0.95 million       10%
                                                    ----------------      ----
         Total ..................................   $   9.45 million      100%

     If only the minimum amount of the offering is raised we expect to devote 100% of such funds to sales, marketing and customer support.

     SALES, MARKETING AND CUSTOMER SUPPORT. Represents anticipated costs associated with marketing our systems to targeted markets and advertisers, including salaries for employees that market our systems and travel expenses with respect to marketing.

     TEST AND INSTALLATION OF EQUIPMENT. Represents anticipated costs associated with the development of specific systems for clients.

     EXPANSION OF PRODUCTION FACILITIES. Represents costs associated with expanding our in-house capabilities for design and development of our products. Costs include additional design, simulation, test equipment and the purchase of additional prototyping tolls. Includes salaries for production employees. We may also include acquisitions although no such companies have been identified to date.

     RESEARCH AND DEVELOPMENT. Represents costs associated with initiatives intended to enhance the performance and increase the capability of our products. Costs include the hiring of additional employees, construction of prototypes and testing.

     WORKING CAPITAL AND GENERAL CORPORATE PURPOSES. Working capital may be used, among other things, to pay salaries of our executive officers, rent, trade payables, professional fees and other operating expenses. Please see "Management."

     The allocation of the net proceeds from this offering set forth above represents our best estimate based upon our currently proposed plans and assumptions relating to our operations and certain assumptions regarding general economic conditions. If any of these factors change, we may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions for other purposes.

     We anticipate that the net proceeds of this offering, even on a minimum basis, together with our projected revenues from our operations, will be sufficient to fund our operations and capital requirements for at least 24 months following this offering. We cannot assure you, however, that such funds will not be expended earlier due to unanticipated changes in economic conditions or other circumstances that we cannot foresee. In the event our plans change or our assumptions change or prove to be inaccurate, we could be required to seek additional financing sooner than currently anticipated. We also expect that, when the opportunity arises, we may acquire or invest in complementary businesses, products or technologies. We have no present understandings, commitments or agreements with respect to any material acquisition or investment.

     Pending the use of proceeds in the manner mentioned above, the net proceeds of this offering will be invested principally in short-term, interest-bearing investment grade securities.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We do not intend to declare or pay any dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business.

                                    DILUTION

     Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in the net tangible book value of their Common Stock from the Offering price. The net tangible book value of the Company as of September 30, 1999 was 5,757,419 or $0.66 per Share of Common Stock following a split. Net tangible book value per share represents the amount of the Company's tangible net worth divided by the total number of shares of Common Stock outstanding as of September 30, 1999. After giving effect to the sale of 800,000 shares of Common Stock by the Company in the Offering and the application of the net proceeds therefrom (assuming the maximum Offering is subscribed and after deduction of underwriting discounts and commissions and estimated Offering expenses payable by the Company), the pro forma net tangible book value of the Company as of September 30, 1999 would have been $15,207,389 or $1.75 per Share of Common Stock. This represents an immediate increase in net tangible book value of $1.09 per Share to existing shareholders and an immediate dilution of $10.75 per Share to purchasers of Shares in a maximum offering and an immediate dilution of $11.81 in a minimum offering. This would amount to a 86 % dilution and a 95 % dilution, respectively. The following table illustrates the per Share dilution:

Offering price: $12.50                              MINIMUM        MAXIMUM
                                                -------------    -------------
Net tangible book value per common share
  before the Offering                           $         0.66   $      0.66
Increase attributable to new investors          $      285,000   $ 9,449,970
Pro forma net tangible book value per share
  after the Offering                            $         0.69   $      1.75
Dilution in net tangible book value per share
  to new investors                              $        11.81   $     10.75

     The Offering price of the Shares has been determined based on an estimate by management of the Company's earnings potential over the next five years. Management makes no representations that the Company will generate such earnings and there can be no assurance as to when the Company will generate revenues and earnings, if ever. The Offering price is arbitrary and does not reflect the Company's asset value, net worth, present earnings, cash flow or any other established criteria of value. The Offering price of the Shares may or may not be an indication of their present value or the value of the Company or their future value or the future value of the Company.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of 30 September 1999 and as adjusted to give effect to the sale of 24,000 shares of Common Stock (assuming the minimum number of Shares offered hereby are sold) and the sale of 800,000 shares (assuming the maximum number of Shares offered hereby are sold) and the application of the estimated net proceeds therefrom, assuming an Offering price at $12.50 per share for the Common Stock. A stock split was approved at a shareholder's meeting on October 16, 1998. No further stock splits, stock dividends, or other forms of re-capitalization are planned at this time. See "Use of Proceeds."


                                                          Amount Outstanding
                                                       As of September 30, 1999
                                           Prior to Offering   Minimum        Maximum
                                           ----------------  -----------   ------------
Debt:

Short-term debt                              $     82,765   $     82,765   $     82,765
Long-term debt (average interest rate 11%)   $  1,109,778   $  1,109,778   $  1,109,778
     Total Debt                              $  1,192,543   $  1,192,543      1,192,543
                                             ------------   ------------   ------------

Shareholder's (deficit) Equity:
Common stock, 11,000,000 authorized, no
par value, 8,678,594 shares issued and
outstanding, on October 31, 1999             $  2,425,335   $  2,425,335   $  2,425,335
Additional paid-in capital                              0              0              0
Retained earnings (deficit)                  $  3,332,124   $  3,332,124   $  3,332,124


     Total shareholders' equity (deficit)    $ 27,500,000   $137,500,000   $137,500,000
     Total capitalization                    $ 33,257,459   $143,257,459   $143,257,459
                                             ------------   ------------   ------------


     The following table sets forth a comparison as of September 30, 1999 of the number of shares of Common Stock acquired by current shareholders from the Company, the total consideration paid for such shares of Common Stock and the average price per share paid by such current shareholders and to be paid by the prospective purchasers of the Shares (based upon an offering price of $12.50).

                          Shares Purchased     Consideration    Avg. Cash Price
                            Number   Percent      Amount        Per Share
                          ---------   ----     -----------      ---------
After split
Existing shareholders     8,678,594   78.9 %   $ 8,132,215      $    0.94
New investors               800,000   7.3 %    $10,000,000      $   12.50

Total                     9,478,594   86.2 %   $11,540,120      $    1.91

                            SELECTED FINANCIAL DATA

     The selected statements of operations data for the years ended December 31, 1997 and December 31, 1998 and for the nine-month period ended September 30, 1999 and the selected balance sheet data as of December 31, 1998 and September 30, 1999 have been derived from the audited and unaudited financial statements included elsewhere in this prospectus. Results for the nine months ended September 30, 1999 are not necessarily indicative of those for the full fiscal year. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes thereto appearing elsewhere in the prospectus.

                                                                                             NINE MONTHS
                                                 YEAR ENDED DECEMBER 31,                 ENDED SEPTEMBER 30
                                        -----------------------------------------    --------------------------
                                            1995           1996          1997           1998           1999
                                        -----------    -----------    -----------    -----------    -----------

STATEMENT OF OPERATIONS DATA:

Revenues ............................   $   324,578    $   152,000    $   209,200    $   458,351    $ 1,041,649
Other operating revenue .............          --      $     7,616    $    12,076    $   297,203    $   167,300
Cost of revenues ....................      (153,453        (93,428)       (92,783)      (236,031)      (368,987)
Gross profit ........................   $   171,125    $    58,572    $   116,417    $   222,320    $   672,662
Overhead ............................       (71,713)      (134,117)      (111,542)      (248,650)      (372,975)

Operating costs and expenses:
   Selling, general and
   administrative ...................          0.00           0.00           0.00           0.00           0.00
Research and development ............          0.00           0.00           0.00           0.00           0.00

Total operating costs and
   expenses .........................   $    71,713    $   134,117    $   111,542    $   248,650    $   372,975

Income (loss) from operations .......   $    99,412        (67,929)   $    16,951    $   270,873    $   466,987
Interest income (expense), net ......           213            911            196        (21,747)       (87,204)
Other income ........................   $ 5,721,095    $     1,103
EBITDA (loss)--historical ...........   $ 5,820,720        (67,018)   $    17,147    $   248,023    $   379,783

Retained earnings)--historical ......   $ 3,635,520    $ 3,593,736    $ 3,601,048    $ 3,476,927    $ 3,332,124

Historical retained earnings per
   share--before/after split ........   $1.83/$0.92    $ 0.94/$0.47   $ 0.91/$0.45   $0.81/$0.40    $0.77/$0.38
Weighted average common
   shares outstanding
--- before split ....................     1,986,623      3,821,000      3,966,600      4,308,297      4,399,297
--- after split .....................     3,973,246      7,642,000      7,933,200      8,616,594      8,798,594


     The adjusted balance sheet data as of September 30, 1999 reflects the sale of 800,000 shares of common stock offered hereby after deducting the underwriting commission and other offering expenses.


                                                  AS OF DECEMBER 31                      SEPTEMBER 30, 1999
                                  -------------------------------------------------   -----------------------
                                                                                                       AS
                                     1995         1996         1997         1998        ACTUAL      ADJUSTED
                                  ----------   ----------   ----------   ----------   ----------   ----------

BALANCE SHEET DATA:

Cash and cash equivalents .....   $   66,701   $  367,380   $   46,734   $    8,954   $  310,000   $  310,000
Working capital
Total assets ..................   $6,683,209   $7,798,602   $9,122,154   $9,556,522   $9,520,416   $9,520,416
Total liabilities .............   $2,604,689   $3,761,866   $4,095,636   $4,018,876   $3,762,997   $3,762,957
Total stockholders' equity ....   $4,078,520   $4,036,736   $5,026,518   $5,537,646   $5,757,419   $5,757,459


   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with our financial statements and notes thereto and the other financial information included elsewhere in this prospectus. In addition to historical information, this Management Discussion and Analysis of Financial Condition and Results of Operations and other parts of this prospectus contain forward-looking information that involve risks and uncertainties The Company's actual results could differ materially from those anticipated by such forward-looking information as a result of certain factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

     We were incorporated in Virginia on February 5, 1995 and began to derive revenues from grants immediately thereafter. Revenues are generated from design and engineering charges as well as sales of our products. Our fees relate to the time expended and expertise involved in customizing our system to the needs of each individual customer. In the future, we intend to generate substantial additional revenue from operation of our systems, from sharing in fuel cost savings and from the sale of emission credits, which is explained elsewhere in this prospectus. We anticipate that these sources of revenue will become the greater portion of future revenues.

     Our initial contract was entered into with the Department of Energy (DOE) for engineering services. The DOE accounted for 90 % of our revenues in 1997 and 1998 and 75 % for the nine months ended September 30, 1999. These contracts provide for revenue relating to labor, materials and delivery of goods. Our policy is to recognize revenues when time and material charges are incurred, services are performed or goods are delivered in accordance with conditions of related contracts. Amounts billed to customers that do not meet the conditions of our revenue recognition policy are recorded as deferred revenue until such conditions are met.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain operating information expressed as a percentage of revenue:


                                    YEAR ENDED DECEMBER 31,   ENDED SEPTEMBER 30
                                    -----------------------   ------------------
                                       1997         1998           1999
                                       ----         ----           ----
STATEMENT OF OPERATIONS DATA:

Revenues ..........................   $209,200    $458,351      $1,041,649
Cost of revenues ..................     44 %        51 %          35 %
Gross profit ......................     56 %        49 %          65 %
Overhead ..........................     53 %        54 %          36 %

Operating costs and expenses:
   Selling, general and
   administrative .................     0.00        0.00          0.00
Research and development ..........     0.00        0.00          0.00

Total operating costs and
   expenses .......................     53 %        54 %          36 %

Income (loss) from operations .....      8 %        59 %          45 %
Interest income (expense), net ....      1 %        N/A           N/A
Other income ......................      6 %        65 %          16 %
EBITDA (loss)--historical .........      8 %        54 %          36 %


FISCAL 1999 COMPARED TO FISCAL 1998 AND FISCAL 1997

REVENUES.

Our revenues from all sources were a factor of 1.6 greater than fiscal 1998 and a factor of 3.7 greater than fiscal 1997.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A).

Our SG&A expenses for the years in question were zero.

RESEARCH AND DEVELOPMENT EXPENSES (R&D).

Our R&D expenses for the years in question were zero.

OVERHEAD  EXPENSES.

Our overhead expenses were 1.5 greater than fiscal 1998 and 3.34 greater than fiscal 1997

INTEREST EXPENSE (NET).

Our net interest expenses were 3.8 greater than fiscal 1998 and we recorded a small net in 1997

EARNINGS BEFORE INCOME TAX, DEPRECIATION AND AMORTIZATION (EBITDA).

Our EBITDA was a factor of 1.5 greater than fiscal 1998 and 22 greater than fiscal 1997

INCOME TAXES.

Due to our large depreciation and amortization, we paid no income tax in fiscal 1998 and fiscal 1997; we expect to pay no income tax in fiscal 1999.

RETAINED EARNINGS.

Our retained earnings were 96 % of fiscal year 1998 and 96 % of fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

     We believe our operations have not been and, in the foreseeable future, will not be materially adversely affected by inflation or changing prices.

RECENTLY ISSUED FINANCIAL STANDARDS

     We believe that recently issued financial standards will not have a significant impact on our results of operations, financial position or cash flows.

YEAR 2000 RISK

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

STATE OF READINESS

     We have made a preliminary assessment of the Year 2000 readiness of our products and operating, financial and administrative systems, including the hardware and software that comprise our system. Our assessment plan consists of:

     o assessing non-information technology such as material hardware, software and services that are both directly and indirectly related to the delivery of our system to our users;

     o assessing information technology such as operating, financial and administrative systems;

     o    assessing repair or replacement requirements;

     o    implementing repair or replacement; and

     o    creating contingency plans in the event of Year 2000 failures.

     The software, which has been developed, tested and currently comprises our system and which is characterized as non-information technology systems is Year 2000 compliant. Our Year 2000 compliance process is complete with respect to systems, which have been developed. We are conducting testing procedures for all other information and non-information software and systems which we are in the process of developing and which we believe might be affected by Year 2000 issues. Since third parties developed and currently support many of the operating, financial and administrative systems that we use, which are characterized as information technology systems, steps will be taken to insure that these third-party systems are Year 2000 compliant. We plan to conform this compliance through a combination of the representation by these third parties of their products' Year 2000 compliance, as well as specific testing of these systems. This testing was successfully completed by July 1, 1999 and required no revision or replacement. We have the ability to use numerous third party system developers and supporters and numerous sub-contractors and our developers, supporters and sub-contractors may be replaced without a material adverse effect on our operations. Accordingly, we do not consider any particular third party relationships to be material to our operations.

     COSTS

     To date, we have incurred immaterial costs on Year 2000 compliance issues. Most of our expenses are related to, and are expected to continue to be related to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. We anticipate that our expenses shall continue to be immaterial. Such expenses, if higher than anticipated, could have a material adverse effect on our business, results of operations and financial condition.

     RISKS

     We are not currently aware of any Year 2000 compliance problems relating to our system or products that would have a material adverse effect on our business, results of operations and financial condition. There can be no assurance that we will not discover Year 2000 compliance problems in our system or products that will require substantial revision. In addition, there can be no assurance that third-party software, hardware or services in which our system will operate will not need to be revised or replaced, all of which could be time-consuming and expensive. Our failure to fix or replace our internally developed proprietary software or third-party software, hardware or services on a timely basis could, in the worst case scenario, result in lost revenues, increased operating costs or the loss of customers and other business interruptions, such as delays in delivering products to our customers due to our sub-contractors' delay in supplying us with components, any of which could have a material adverse effect on our business, financial condition and results of operations. Moreover, the failure of our customers to fix or replace their software or hardware on a timely basis could result in an indirect adverse effect on our business, financial condition and results of operations.

     We do not as of yet have a contingency plan for Year 2000 issues but plan to create one prior to the end of the third quarter of 1999 if we determine pursuant to our evaluations that such plan is necessary. We may consider contracting with other system developers, supporters and sub-contractors that are Year 2000 compliant if we determine that our existing developers, supporters and sub-contractors are not compliant.

     In addition, there can be no assurance that governmental agencies, utility companies, third-party service providers and others outside of our control will by Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systematic failure beyond our control such as a transportation systems, telecommunications or electrical failure, which could also prevent us from delivering our system to our customers or decrease the commercial activity of our customers, which could have a material adverse effect on our business, financial condition and results of operations.

                                    BUSINESS

GENERAL

     We design and produce the e-SCRUB-TM- system that removes pollutants emitted from power plants that burn high sulfur coal. These pollutants, when released into the air, cause acid rain, smog and lung disease. Our e-SCRUB process is a patented system that uses electrons to convert these pollutants into a saleable fertilizer, which can be sold to offset operating costs of the system. After installation, our system allows old power plants to burn inexpensive, high-sulfur coal as cleanly as modern, natural-gas-fired plants. The e-SCRUB system allows power plants to switch to the least expensive fuel, yet meet all of the stringent requirements of the Clean Air Act Amendments of 1990 (CAAA) for 2000 and beyond.

     Our company has a unique approach to the business of controlling air pollution at power plants that burn high sulfur coal. In addition to designing and manufacturing the e-SCRUB systems, we will own and operate the e-SCRUB treatment facilities that are installed at the power plants. Thus, utilities can concentrate on generating power, while we convert their pollution problems into company revenues as well as jobs for miners.

     Installation of an e-SCRUB treatment system will allow a utility to switch back to burning less-expensive, high-sulfur coal. In return for meeting all CAAA regulations, the utility will split the coal cost savings with us, which repays the capital costs in less than 10 years. In addition to the revenues generated from the coal saving, revenues are also produced from the sale of the fertilizer and emission credits. These credits, which are generated by the e-SCRUB system, are traded on the Chicago Board of Trade, and when coupled with the fertilizer sales, provide substantial earnings potential for the Company. Management estimates that revenues are almost $60,000 per MWe for installing a single e-SCRUB system on a typical 1900 MWe coal-fired power plant. Management estimates that there is sufficient revenue from coal savings to retrofit 6000 MWe that burn high sulfur coal.

     To implement this plan, we have formed a joint venture limited liability company, VIRTEX, with National Diversified. VIRTEX will provide bond financing for e-SCRUB systems. The bonds are repaid by splitting the coal savings with the utility company. VIRTEX will contract with the Company for the design, construction, installation and operation of the e-SCRUB systems.

FOCUS ON POWER PLANTS BURNING HIGH SULFUR

     Our patented equipment and e-SCRUB process are mature technologies that allow older power plants with access to inexpensive high sulfur coal to convert the new CAAA requirements into additional fuel savings instead of increasing electric rates for the consumer.

     The pollution emitted from older power plants that burn high sulfur coal is especially severe. For those plants that are located near urban areas or downwind of cities, the CAAA mandates substantial reduction of all pollution emitted from their sites. Except for e-SCRUB, there is no other technology that cost effectively removes all pollutants from power plants that burn high sulfur coal. To meet current CAAA requirements, many of these plants will switch to more expensive and less efficient low-sulfur coal. Moreover, they must also install additional pollution control equipment that costs hundreds of millions of dollars per plant; all of which substantially increases operating costs.

ELIMINATE AIR POLLUTION WITH ELECTRONS

     When coal or oil are burned to produce electricity, sulfur dioxide (SO2), nitrous oxide (NOx) and fine particulates are discharged into the air. The emission of sulfur dioxide (SO2) into the air causes acid rain, which damages forests, lakes and streams. The emission of nitrous oxide (NOx) into the air is the largest contributing factor to urban smog, with its attendant detrimental health affects, and the emission of fine particulates contributes to lung disease in cities.

     Using the e-SCRUB system, we inject electrons and ammonia into power-plant flue gasses to remove all of these pollutants and convert them into fertilizer. Unlike all other pollution control systems, because of the effect of the electrons used in the process, our system efficiency actually increases as the sulfur content of the coal increases. Thus, we treat the sulfur and other "pollutants" as feed stock for the production of fertilizer rather than as waste to be disposed of!

ECONOMIC BENEFITS OF E-SCRUB

     No country in the world uses more energy than the United States and the demand for electricity grows every year. Control efforts have largely focused on substituting low sulfur coal while high-sulfur coalfields have been passed over. Low sulfur coal costs 38% more and provides only 75% of the energy of high sulfur coal. Our process makes high sulfur fuels more desirable since their pollution can now be converted to a rich fertilizer for use in the U.S. Using the e-SCRUB process in this manner to produce fertilizer eliminates the wastes associated with conventional production methods.

     High sulfur coal typically provides 12,500 Btu's per pound at a cost of $15-$17 per ton on-site while low sulfur coal provides only 9,200 Btu's per pound at a cost of $25-$28 per ton shipped. Since 4 tons of low-sulfur coal are required to equal the energy output of 3 tons of high-sulfur coal, power plant costs are closer to $36 per ton, on an equivalency basis:

----------------- -------------- ---------------
SULFUR              COST           ENERGY
CONTENT
----------------- -------------- ---------------
High              $15-$17        12,500 Btus
----------------- -------------- ---------------
Low               $25-$27          9,200 Btus
----------------- -------------- ---------------

     With the e-SCRUB system there is no need to pay high pollution fines or transport over long distances low sulfur coal, which has low heating value. Power plants that have already switched or are planning to convert to low sulfur coal can go back to using high sulfur coal that is locally mined. By utilizing the best coal for generating power, utilities save money, miners save their jobs and the whole economy benefits by burning less fuel to generate the same power.

REVENUES FROM OWNING AND OPERATING e-SCRUB SYSTEMS.

     The profit margin on the sale of our equipment is great business for the Company; however, the income stream generated from operation and maintenance of e-SCRUB systems is even more attractive. By permitting power plants to switch back to burning high sulfur coal, the Company splits the coal savings. In addition, the "emission credits" awarded by an EPA program for the removal of air pollutants are sold on the Chicago Board of Trade. The fertilizer alone, produced without the hazardous waste phosphogypsum, adds revenue that largely offsets operating costs.

     A typical U.S. electric generating plant ranges in size from 200 MWe to 1900 MWe, which usually consists of three 625 MWe boilers. To retrofit a 1900 MWe plant will require an e-SCRUB system that has capital costs of nearly $270 million and annual operating costs of $23 million. Savings in fuel, sale of emission credits and fertilizer will produce an annual offset of nearly $114 million, in management's estimation. Management plans initial installations that range in size from 50 MWe up to 150 MWe, at a capital cost that ranges from approximately $10 million to $21 million. The initial 50 MWe installation can be upgraded to 625 MWe for an additional $89 million. Management estimates that there is sufficient revenue from the coal savings to fully amortize the bonds in ten years or less; and for these initial systems, revenues from credits and fertilizer sales will be almost $40,000 per MWe

     To implement our business plan, we have signed a Consortium Agreement with Southern Environmental Inc. (SEI) and its parent, Southern Erectors, (the SEI family) to supply process equipment and provide marketing, detailed engineering, fabrication and erection services. To process the fertilizer, we have an agreement with AGRO Oy. We have formed a joint venture limited liability company, VIRTEX, with National Diversified Co. (NDC) to use commercial bonds to finance the e--SCRUB Treatment Facilities.

e-SCRUB CAPITAL COST ANALYSIS--U.S. MARKET

     BACKGROUND.

     e-SCRUB was designed to remove all pollutants generated by utilities burning high sulfur coal, thus reducing acid rain, urban smog and lung disease caused by emission of fine dust particles. Starting in the year 2000, Title IV (acid rain abatement) and Title I (ozone non-attainment) of the CAAA, mandate a substantial reduction of emissions from power plants.

     Our process converts the pollutants into fertilizer. This by-product largely offsets the operating costs of the process. For a typical power plant on the East Coast that has access to mine-mouth coal, the savings that are generated from switching back to burning this fuel are sufficient to pay for the capital cost of the e-SCRUB installation. Generally, high sulfur coal such as that found in the eastern part of the U.S. has the highest energy content of any fossil fuel; thus, utilities can burn much less of it to produce the needed power. The Company sees high levels of sulfur in this coal as an asset since it becomes a feedstock for a very valuable fertilizer rather than a pollutant.

     To implement our business plan, we have signed a Consortium Agreement with Southern Environmental Inc. (SEI) and its parent, Southern Erectors, (the SEI family) to provide marketing, detailed engineering, fabrication and erection services. To process the fertilizer, we have an agreement with Kemira AGRO Oy.

     We have formed a joint venture limited liability company, VIRTEX, with National Diversified Co. (NDC) to use commercial bonds to finance the e--SCRUB Treatment Facilities. They will supply bond financing for up to five e-SCRUB projects. Each project will be in the range of 50 MWe to 150 MWe; after operation, they will be expanded to treat a total of 6000 MWe.

     ECONOMIC ANALYSIS--CONVENTIONAL LIMESTONE SCRUBBING & SCR SYSTEMS.

     During the period from 1968 through 1980, a large number of coal-fired power plants were built at mine site (mine-mouth power plants). The coal that is typically found at these locations (high sulfur) has approximately 12,500 Btus per pound with a sulfur content ranging from 2 % to 4 %. To satisfy the Phase I requirements of CAAA in 1990, many utilities switched to low sulfur (and lower energy) coal known as Phase I "compliant coal". Thus Phase I requirements of a 50 % reduction in SO2 emissions could be met by simply switching to a different type of coal. Currently, Phase I compliant coal delivered, costs range from $25 to $28 per ton while mine-mouth, high sulfur, coal costs range from $15 to $17 per ton. At these levels most utilities found it more economical to satisfy the Phase I requirements of CAAA by simply switching to Phase I compliant coal and passing along the higher costs through rate increases.

     Mandatory pollution reduction regulations beginning 2000 forces utilities to implement costly operating increases unless they use a scrubbing process to reduce emissions of sulfur dioxide (SO2). The EPA did not agree on a schedule for NOx reductions until 1998 and now their rules governing Title I mean that most utilities in the Midwest and East Coast will have to substantially reduce their NOx emissions as well, starting in the year 2000. This is the same year when utilities must further reduce their level of SO2 emissions by 80 %.

     Meeting the NOx reductions will require power plants to switch to low sulfur coal and install a NOx removal system (Selective Catalytic Reduction, SCR) at an approximate cost of $50 to $100 per KWe. To meet the SO2 standards, utilities will have to either switch to Phase II compliant coal or install scrubbers at an approximate cost of $140 per kWe. Scrubbers are more cost-effective to operate on the power plants that burn Phase I compliant coal than high sulfur coal. Phase II compliant coal must be transported from Wyoming where transport costs to the east bring a price of between $25 and $28 per ton. Such coal, however, has a heating rate of only 8,000 Btu per pound so that approximately four tons of Phase II compliant coal must be burned to produce the same power as three tons of high sulfur coal. Energy requirements increase the cost to generate the same amount of power to $35 to $37 per ton or a $20 per ton cost differential over mine-mouth coal.

     NEW ECONOMICS USING e-SCRUB TECHNOLOGY

     The Keystone, PA, power plant is a typical example of a mine-mouth power plant in size and age. It was completed in the late 1970's and has two 625 MWe boilers, each of which burns two million tons of coal annually at a load factor of 75 %. To retrofit each boiler with an e-SCRUB system costs approximately $137 per kWe or $89 million for each of the three units ($267 million for the entire plant). With a coal differential of $20 per ton between Phase II compliant coal and high sulfur coal each e-SCRUB system installed at a 2000 MWe power plant will provide coal savings of $40 million per year. Hence the capital costs (principal plus interest) of our system could be recovered in less than 5 years.

     For any scrubbing system the largest single operating expense for the treatment facility is the cost of the reagent. Since this is provided without cost in exchange for the fertilizer produced by the e-SCRUB system, the annual operating costs are reduced to only $12,000 per MWe. In addition, emission credits provided under the CAAA are estimated to be $180 and $2,800, respectively, for each ton of SO2 and NOx removed. Management expects that sales of credits and fertilizer provides revenue of $60,000 per MWe, which is sufficient to cover all operating costs and yield earnings of $48,000 per MWe.

     We plan to build five 50 MWe to 150 MWe e-SCRUB facilities, using a combination of bond and private financing. For these initial systems management estimates revenues from credits and fertilizer sales will be almost $40,000 per MWe. After operating these systems, the joint venture limited liability company, VIRTEX, will finance the capital cost of at least three 2000 MWe treatment facilities, which we would own and operate at each power plant. VIRTEX will purchase the e-SCRUB systems from the Company while also contracting with us to maintain and operate the facilities. The Company and National Diversified Company will own the JVLLC on an equal basis. The JVLLC would guarantee to meet all of the utility's air emissions requirements to include paying fines for non-performance and share the coal savings equally with the utility while maintaining all of the emission credits.

     For a power plant such as Keystone, management projects that the e-SCRUB installation would have all its capital costs paid for in eight years from the coal savings while producing an additional $96 million after expenses. We plan to retrofit a total of 6 GWe or just three power plants over the next five years.

MARKETS

     UNITED STATES. No country uses more energy than the U.S. and the demand for electricity grows every year. The more coal burned to generate electricity, however, the more SO2, NOx and dust is emitted into the atmosphere. In the face of increasingly more stringent environmental laws, power companies must invest in pollution control equipment. The U.S. has 200 GWe of installed electric generation capacity fueled by coal. By the year 2000, 80% will be burning low sulfur fuel and least 10% will still be burning high sulfur fuel. Thus, the U.S. high sulfur market is at least 20 GWe. Our analysis suggests that retrofitting costs are approximately $137 million per MWe. We expect to capture just 6 GWe of this market.

     O & M MARKETS

     The profit margins on sales of our equipment is attractive but small when compared to the income stream generated by revenues from operation and maintenance (O & M) of the equipment. In conjunction with an EPA-administered program designed to provide market-based incentives to reduce air pollution, electric utilities are awarded "emission credits" based on the actual quantities of air pollutants removed from their emission streams. These credits are virtual commodities constituting the right to emit a certain quantity of a regulated pollutant. Electric utilities and other entities purchase these credits as needed to entitle them to release pollutants they are unable to remove from their emissions. These credits have substantial value and are traded freely on the Chicago Board of Trade. Our system generates a substantial quantity of these credits that can be sold to other utilities. Our estimates of annual operating income from the credits are approximately $100 million per plant.

     By removing pollutants from utility off-gas in an efficient and cost-effective way, our process enables many power plants to switch from high to low sulfur coal and generate significant cost savings. A typical 2000 MWe power plant uses 6 million tons of coal annually; and it would realize total cost savings of $120 million per year, which we would split with the plant. Sums of this magnitude would easily service debt incurred for the equipment.

     OVERSEAS MARKETS

     Countries with large installed electric generating capacities using low heating value or high sulfur content indigenous fuels are our target markets. Several of these countries have to continue to burn these fuels for economic or security reasons yet have treaty obligations that require significant reductions of emissions that cause acid rain. For these markets, the only cost-effective way to satisfy such requirements is to use electron scrubbing. Our overseas markets are principally Eastern Europe and China. Eastern European countries and the Baltic States have applied for full membership in the European Union and must, therefore, comply with strict environmental laws and regulations.


     1. POLAND. In October 1995 Poland announced the synchronization of its utility grid to Germany, allowing the large-scale export of excess power. Poland has almost 10 GWe of installed capacity burning high sulfur coal, much of which could be exported if acid rain emissions were reduced. A potential order from Poland for three of our 1.25
          (MWe) electron beam systems has been delayed due to the privatization of the power sector by the government.

     2. ESTONIA. The Estonian government owns the world's largest oil shale burning utility industry, which has a capacity of 4 GWe. We completed a design for Estonia that satisfied EU regulations but this is on hold pending privatization of the Estonian power sector.

     3. CHINA. China is the world's second largest single market for e-SCRUB system. China is the world's largest producer and consumer of coal and has over 300 GWe of installed coal burning electric generating capacity. We estimate that retrofitting just 10 percent of the base load power plants would cost nearly $2 billion. China has passed strict regulations that mandate the installation of scrubbers on existing power plants. These regulations call for substantial reductions of SO2 emissions and the investment of approximately $18 billion over the next eight years.

SALES

     We are currently in discussion with four power plants located in the Midwest and East Coast with regard to installing e-SCRUB Treatment Facilities. None are NOx compliant and all must substantially reduce SO2 emissions. The plants range in size from 50 MWe ($10 million) to 133 MWe ($20 million). We believe that the timing of our approach is fortuitous since de-regulation and the resulting turnover in base-load power plants has placed tremendous pressure on utilities to reduce their operating costs. A major benefit to utilities of using our systems is to allow them to focus solely on producing energy in full compliance with all air pollution control requirements, both national and regional.

     To provide the bond financing for these projects, the Company has established VIRTEX, a Joint Venture Limited Liability Company, with National Diversified Company. Each party has a 50 % ownership in VIRTEX. VIREX buys the e-SCRUB system from the Company. It also provides all other bonding requirements for our utility customers.

     The Company and its Consortium partners the SEI family is responsible for design, fabrication and installation of e-SCRUB Treatment Facilities. VIRTEX will contract with the Company to own and operate them. VIRTEX shares equally in the coal savings with the utilities and retains all of the emission credits. This is why owning and operating e-SCRUB Treatment Facilities rather than selling them is the basis our business plan for the domestic market. We expect that equipping just three 2000 MWe power plants will generate almost $500 million EBITDA over the next six years.

         Finally, we also have an agreement with TIPAC Inc., a wholly owned subsidiary of NDC, to supply electron beam processing equipment for Volatile Organic Compound (VOC) and odor destruction.

THE e-SCRUB TEAM

         We have developed a set of strategic partners to leverage our assets and provide comprehensive installation and operating capabilities along with extensive marketing aid. We hold patents on both the e-SCRUB process and the electron gun but we also hold an exclusive license agreement with Allied Signal Corp. to use its proprietary high temperature aluminum alloy for electron beam windows. In addition, Southern Environmental, Inc. (SEI) and Southern Erectors
(SE) provide design, fabrication, erection, project management and marketing services with us. VIRTEX Air Systems, LLC, is our joint venture with National Diversified Co., to provide financing packages. Finally, we also have an agreement with TIPAC Inc., which is a whole owned subsidiary of NDC, to supply electron beam processing equipment for Volatile Organic Compound (VOC) and odor destruction.

COMPETITION

         There is only one other commercial vendor of electron scrubbing beside us - Ebara Corporation, a Japanese firm. Our two approaches are differentiated by the method to collect the by-product (ammonium-sulfate fertilizer) and the means to produce a dry by-product. You either use a dry or wet electrostatic precipitator (DESP) or (WESP). Ebara's process uses a DESP that involves production of an exothermic reaction with inefficient gas temperatures. Ebara must inject cooling water into their reaction chamber that produces a hydroscopic by-product. Their process requires periodic scraping with further drying under a steam heat arrangement.

ADVANTAGES OVER EBARA

         e-SCRUB has several important advantages over Ebara. It uses a WESP situated downstream of the reaction chamber, thus eliminating the need for continuous water injection since the by-product is dissolved in a brine solution. The brine solution is then delivered to a spray dryer, which lowers the flue gas temperature at the system's entrance. The dry by-product formed in the spray dryer is collected in the vessel's hopper.

         In both systems the NOx and SO2 removal efficiency increases with higher sulfur concentrations and higher humidity. The WESP used by the e-SCRUB process automatically saturates the gas stream with water vapor, which produces nearly 100 percent removal efficiency. e-SCRUB's process use of this technique proves far more cost-effective and efficient than Ebara's approach for utilities that wish to burn high sulfur coal.

         EBARA USES A DRY ELECTROSTATIC PRECIPITATOR. DESPs collect particulate matter from dry (unsaturated) flue gases onto electrodes and separate by mechanical and gravity action. For this process to operate the particulate matter must be: (1) of the proper electrical conductivity; (2) of the proper diameter for effective electrostatic field or diffusion charging; and (3) that it flow freely through the DESP without sticking on internal surfaces such as the discharge electrodes, collecting plates or collection hoppers. Flue gas stream temperature and humidity must also avoid dew point conditions inside the chamber. Another limiting factor of this technology is the possibility of very fine particles making their way back into the main body of the gas stream during mechanical cleaning of the electrodes.

         e-SCRUB USES A WET ELECTROSTATIC PRECIPITATOR. WESPs operate on fully saturated flue gas streams and use the condensed moisture for the continuous irrigation of the electrodes. They also use coarse droplet sprays to periodically wash all the electrodes and collection hoppers to a clean state. As a stand-alone particulate collection device, a WESP has inherent advantages such as: (1) collection efficiency is independent of the particle's electrical conductivity since the saturated gas conditions coats them with a thin film of highly conductive moisture; (2) electrode spray wash down eliminates the possibility of particle re-enter; (3) WESPs can capture sub-micron size particles at significantly higher efficiency levels; (4) WESPs can capture condensed organic compounds and fine mists, such as SO3 mist, without first condensing onto solid particles; and (5) sticky particulate matter can be effectively collected and washed off the electrodes.

INTELLECTUAL PROPERTY

         We have two patents: one on the e-SCRUB process (No. 5,695,616); another on the electron gun (No. 5,783,900). We also have an exclusive license agreement with Allied Signal Corp. to use its proprietary, high temperature aluminum alloy (8022) for electron beam windows, a material that allows us to manufacture the most compact high power electron gun in the world.

         The e-SCRUB process is an engineering patent that is designed to improve performance and lower maintenance and capital costs over the existing art, since the basic patents on electron scrubbing have long since expired. The electron gun is also an engineering patent that improves the efficiency and increases output power over existing art. The basic patent on this type of e-gun has also long since expired. In addition to the patents mentioned above, we have entered into an exclusive, 17-year license agreement with Allied Signal Corp. This agreement allows us the exclusive use of its proprietary, high temperature Aluminum alloy (8092) for electron beam windows. This is the only known material of its kind in the world that allows the Company's electron gun to achieve its unprecedented output power (- 1 MW) in just two 3 m x 25 cm sections. This is a factor of six greater concentration of power than competing systems, and this allows a much smaller (factor of four) and more cost effective electron scrubbing system to be constructed.

EQUIPMENT

         Our 1.25 MW electron beam generator (e-beam) is the most efficient, highest powered and most cost-effective electron beam generator in its class in the world. We have designed it so:

         - ONE SIZE FITS ALL. Although the size of power plants needing pollution control equipment vary, we employ the same e-beam equipment for each, regardless of the particular installation;

         - RELIABLE. Our technology has been proven reliable in hundreds of Department of Defense (DoD) and DoE applications; and

         - INSTALLATION WITHOUT MAJOR DISRUPTION. Our equipment has a much smaller footprint than other systems, requiring far less space. As a result, it can be installed without interruption operation of the power plant, saving the utility tens of thousands of dollars.

         Our facility has assembled an entire e-beam system, which can treat the flue gas from boilers up to 100 MWe. It consists of a 1.25 MWe modulator, a high power transformer and a compact electron gun, which can deliver over 900 kWe into the flue gas. Other electron gun technology uses titanium foil for the window that separates the flue gas from the electron gun assembly. This arrangement requires a high power blower system to cool the foil, which wastes substantial power; moreover, this type of window cannot support the high current densities produced by our electron gun. Under an exclusive license with Allied Signal, we use a high temperature aluminum alloy (8022) for the electron beam window, which can be cooled with a foil support structure containing cooling channels Our window requires no blower arrangement, thus saving substantial amount of auxiliary power.

CAPABILITIES

         Our experience dates back to the mid 1970s and includes obtaining exclusive process data at both the Kaweczyn Pilot Facility in Warsaw, Poland and the AGAIA II Pilot Facility in Karlsruhe, Germany. These are largest electron scrubbing testing facilities in the world. Our team members represent the most preeminent experts on electron scrubbing and are frequently asked to work on the electron scrubbing projects of the International Atomic Energy Agency (IAEA). Our combined team represents nearly two hundred man-years of experience in the design and construction of air pollution control equipment and represents very large as well as small projects. Our major products and services are:

         -    Spray dryers
         -    Electron beam equipment
         -    Dry and wet ESPs
         -    Process and system engineering
         -    Ductwork
         -    ID fans
         -    Large scale ammonia installations
         -    Wet, dry and semi-dry scrubbing systems.

EMPLOYEES

         Currently we have six employees and eleven consultants and believe that we will have 20 additional professional employees within the next 12 months. We expect to employ almost all senior engineers and pulse power technicians. Currently, all of our employees are senior management, operations, or administrative. No clerical personnel are expected to be hired over the next twelve months. None of our employees are presently covered by collective bargaining agreements, though we anticipate some future employees will be eligible for collective bargaining agreements. Founders, directors, advisors, and key employees are granted stock options to encourage adding value for all stockholders.

FACILITIES

         We lease office and warehouse space (11,280 square feet total) under an agreement that expires 31 December 2001. This space is sufficient for us to assemble up to five e-Beam generators per year. Annual rentals are $106,079, plus our pro-rate share of real estate taxes. The lease may be canceled at any time effective at no cost to the lessee, by providing lessor with 90 days written notice of cancellation.

PROPERTIES

         Our physical assets primarily consist of test equipment and inventory. This equipment includes the highest average power test equipment and facility in the United States that is used to burn-in our electron beam equipment and modulators. As part of our inventory, we have assembled one complete 1.25 MW electron beam system at our headquarters and we have sufficient high power modulators and equipment on hand to assemble a second 1.25 MW unit.

DEREGULATION OF THE ELECTRIC UTILITY INDUSTRY

         In October 1992, the National Energy Policy Act was signed in the United States, giving wholesale suppliers access to the transmission lines. In April 1996, the Federal Energy Regulatory Commission (FERC) issued orders establishing rules providing for open access to electricity transmission systems, thereby encouraging competition in the generation of electricity. While broad deregulation is still being considered at the federal level, a number of states have taken significant deregulation initiatives as provided for by FERC.

         Deregulation of the electric utility industry, where implemented, would enable industrial, commercial and residential customers to shop for the lowest cost supply of power and the best available service. This fundamental change in the industry is expected to compel electric utilities to be more aggressive in developing and defending market share, to be more focused on their cost and pricing structure, and to be more flexible in reacting to changes in the market. We believe that the move toward a competitive market for electricity should prove beneficial to coal demand. According to Resource Data Institute (RDI), a coal industry consultant, 21 of the 25 lowest cost electric generating stations in the U.S. are coal fired. As deregulation occurs and competition from generators increases, electricity generators will become increasingly sensitive to fuel costs because such costs typically represent about 78% of the variable cost of generating electricity from fossil fuels. Coal is the lowest cost fuel available to most electricity generators.

COAL DEMAND

         Coal is one of the world's major energy sources. The International Energy Agency (IEA) estimates that nearly 20 % of the world's total primary energy supply came from coal in 1997. In most parts of the world, coal is primarily used for the generation of electricity. Worldwide, coal combustion accounted for 37% of the generation of electricity in 1997. While more than 60 countries produce coal, the United States has the largest reserve base, with an estimated 29 % of the world's recoverable bituminous and subbituminous coal reserves, followed by Russia, China, India, South Africa and Australia.

         Coal is an important source of energy for power generators in the U.S. Coal-fired plants currently produce approximately 57 % of the country's electricity. More than two-thirds of the country's capacity for generating electricity-using coal is located east of the Mississippi River. In 1998 approximately 1.1 billion tons of coal was mined in the U.S. (Source: RDI, Outlook for Coal, Winter 1998-199). Coal's share of the fuel market for electricity generation has risen from 46 % to 57 % over the last 20 years. Coal has a low delivered cost relative to other competing fuels.

AVERAGE PRODUCTION COSTS OF ELECTRICITY GENERATION

         In megawatt hours, the average production costs of electricity generation are: coal $17.40; natural gas $33.67; nuclear $20.02; and hydro $0.65. (Source: RDI Database, September 14, 1998.) On average, coal-fired electricity generation is less expensive than generation from natural gas or nuclear power. Hydroelectric power is inexpensive but cannot grow due to a lack of suitable new dam sites. The heat value of coal is commonly measured in British thermal unit, or Btu. Coal found in the eastern and midwestern regions of the United States tends to have a heat content ranging from 10,000 to 14,000 Btu per pound. Most coal found in the western United States yields less than 10,000 Btu per pound. By comparison, one barrel of crude oil contains between
4.8 million and 5.4 million Btu and one cubic foot of natural gas contains between 950 and 1,050 Btu.

         Electricity demand will grow as the economy grows. According to RDI, in the aggregate, domestic coal-fired generating plants currently run at 65 % capacity utilization with an optimal sustainable capacity utilization of 85 % for a typical plant. Electricity generators that burn coal will seek to meet increased electricity demand by using the available capacity of their existing power plants rather than building new power plants. Expanding capacity at existing power plants using coal makes economic sense if the price of electricity exceeds variable costs.

         A significant portion of the generating plants that use nuclear fuel is likely to be retired during the next 15 years because the operating licenses for many plants will expire. We believe that it is likely that licenses will not be renewed or costly requirements will be imposed as a condition to renewal. Although gas will replace some of this capacity, we believe that coal also will be used.

         To the extent that the cost of environmental control technology continues to decline and environmental regulations tighten, we expect more electricity generators that use coal to install scrubbers. As scrubbing increases at existing generating plants, we believe that high sulfur coals with low delivered costs and high-Btu content will become increasingly attractive to electricity generators because the cost of operating the scrubber is typically less than 10% of variable costs. We believe that high-Btu content is an important advantage because it lowers the delivered energy cost of the coal.

         Transportation costs are based on tons and not heat content or heat content per ton. As a result, higher Btu coals can have an inherent transportation cost advantage, which lowers the delivered cost on a heat content or energy content basis. The advantage of retrofitting scrubbers to generating plants should become apparent as the current bank of sulfur dioxide (SO) emission allowances declines and the more restrictive phase of the Clean Air Act
(CAA) becomes effective in 2000. A sulfur dioxide emission allowance is an authorization under the CAA for a power generating plant to emit one ton of SO. RDI recently forecast that by 2015 the owners of plants with up to 80,000 megawatts of existing coal-fired capacity may invest in scrubbers to comply with the new environmental regulations. The majority of these plants are located east of the Mississippi.

FEDERAL CLEAN AIR ACT AMENDMENTS OF 1990 (CAAA)

         The CAAA and similar state laws, which regulate emissions into the air, affect coal-burning operations primarily through permitting and/or emissions control requirements. In addition, the EPA has issued certain, and is considering further, regulations relating to fugitive dust and coal combustion emissions which we believe would we well within our existing capabilities. In July 1997, the EPA adopted new, more stringent National Ambient Air Quality Standards (NAAQS) for particulate matter, which may require some states to change existing implementation plans. The e-SCRUB process currently satisfies these NAAQS, which are expected to be implemented by 2003.

         The CAAA reduces emissions of sulfur dioxide from electric power plants in two phases. Only certain facilities are subject to the Phase I requirements. By the year 2000, Phase II requires nearly all facilities to reduce such emissions. The affected utilities will be able to meet these requirements by switching to lower sulfur fuels, by installing pollution control devices such as scrubbers, by reducing electricity generating levels or by purchasing or trading so-called pollution "credits." Specific emissions sources receive these "credits" which utilities and industrial concerns can trade or sell to allow other units to emit higher levels of sulfur dioxide. In addition, the CAA requires a study of utility power plant emission of certain toxic substances and their eventual regulation, if warranted. The effect of the CAAA cannot be completely ascertained at this time, although the reduction of SO2 emissions is projected generally to increase the demand for low sulfur coal and potentially decrease demand for high sulfur coal.

         The CAAA also affects coal-burning utilities that currently are major sources of NOx in moderate or higher ozone non-attainment areas to install reasonably available control technology (RACT) for NOx, which are precursors of ozone. The EPA recently announced a proposal that would require twenty-two Eastern states to make substantial reductions in NOx emissions by the year 2003. The EPA expects such states will achieve these reductions by requiring power plants to make substantial reductions in their NOx emissions. This in turn will require power plants to install reasonably available control technology and additional control measures.

         Installation of reasonably available control technology and additional measures required under the EPA proposal, could, in the absence of our technology, make it more costly to operate coal-fired plants and, depending on the requirements of individual state implementation plans and the development of revised new source performance standards, could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future. Any reduction in coal's share of the capacity for power generation could have a material adverse effect on our business, financial condition and results of operations. The effect such regulations, or other requirements that may be imposed in the future, could have on the utility industry in general and on us in particular cannot be predicted with certainty. No assurance can be given that the implementation of the CAAA, the now NAAQS or any other future regulatory provisions will not materially adversely affect our business, financial condition or results of operations.

REGULATION

         Our domestic business is subject to regulation by federal, state, and local governmental agencies; much of its overseas business is regulated by European Union rules. The domestic requirements for the construction of treatment facilities to remove SO2 and NOx are driven by the CAAA. We have received a business license from the city of Alexandria; a permit from the fire department of the city of Alexandria; and a permit from the State of Virginia to operate an electron beam facility. The Company has prepared a detailed Safety Plan that satisfies all relevant OSHA, EPA, and local government requirements. Our operation consists of assembly of components into various subassemblies, which are in turn assembled into the final system. All subassemblies are tested for quality control and the full system is tested to assure meeting all customer specifications. The Company does not anticipate any problems in complying with OSHA, EPA and local government regulations as the Company carries out its manufacturing activities.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following are our directors and executive officers:


NAME                                AGE     POSITION

----                                ---     --------

Ralph D. Genuario                   53      President, Treasurer, Director and Acting CFO
Nicholas Confuorto                  46      Acting Chief Operating Officer and Director
Dr. Maija Liisa Harkonen            38      Director of International Projects and Director
James Blackburn                     58      Chief Electrical Engineer
Elizabeth Richardson                36      Director
Robert C. McFarlane                 57      Director
Jay Sullivan                        38      Director


         RALPH D. GENUARIO is a founder and has been President and a director of the Company since incorporation in 1995. He holds a BS from the University of Scranton and an MS from Purdue University. He has over twenty-five years of senior management experience in the areas of national defense, energy, and environment, which included senior business and program development manager in e-SCRUB-related technologies at several industrial firms. Mr. Genuario has secured a patent on both the e-SCRUB process and electron gun technology. He also has experience with corporate mergers and acquisitions.

         NICHOLAS CONFUORTO has been serving as the Acting Chief Operating Officer on a part-time basis and will convert to full-time when additional capital is secured. He holds a Civil Engineering degree from Columbia University. From 1998 to the present he has served as a Vice President of Belco Technologies, Inc. From 1996 to 1998 he was the Vice President of Projects and Procurement for Research-Cottrell and from 1992 to 1996 he served as their Vice President of Engineering, R&D and Procurement. He has implemented numerous Electrical Precipitator Projects (ESP) and supervised the construction and installation of cooling towers, NOx controls, chimneys and dry scrubbing equipment.

         DR. MAIJA LISA HARKONEN is a founder, Corporate Secretary, and Director of International Projects for the Company since 1995. She holds a BA from the University of Texas and MA and Ph.D. degrees from Georgetown University. She has fifteen years of experience in environmental research, marketing, and international and government relations. Dr. Harkonen initiated and administered the e-SCRUB Estonia program and secured funding from TDA. Dr. Harkonen is the key person in negotiating contracts for the Company's e-SCRUB projects and teaming agreements. She is also the principal point of contact with officials of foreign governments and multilateral international organizations.

         JAMES BLACKBURN has served as the Company's Chief Electrical Engineer since 1997. He holds a BS degree from the University of Mariett, Ohio in Electrical Engineering. From 1966 to 1997 he was with the US Army Harry Diamond Laboratories. He has held senior electrical engineering positions and is responsible for numerous patents and publications in related fields.

         ELIZABETH RICHARDSON has been a director of the Company since 1998. She holds a BS from the University of Maryland in Economics and an MS from George Washington University in Operations Research. She served as the Senior Economist for Apogee Research from 1987 to 1990 and Analyst at the Congressional Budget Office from 1983 to 1987. She is responsible for the Company's corporate offerings, and she has been a Consultant in private practice from 1990 to the present time.

         AMBASSADOR ROBERT C. MCFARLANE has been a director of the Company since 1998. He holds a Master's Degree from the Institute de Hautes Etudes Internationales in Geneva, Switzerland. He served in the White House as the Director of the National Security Council from 1982 to 1986 and retired from the U.S. Marine Corps in 1986. He has been the President of Global Energy Investors, a developer of large energy infrastructure projects in Asia and South America, from 1987 to the present time. He was the architect of the Strategic Defense Initiative under which critical technology was developed for the Company's electron beam generator.

         JAY SULLIVAN was elected a director in 1999. He holds a Bachelor's degree from Boise State University and has completed the Program for Senior Managers in Government at Harvard University. He has been the president of a public and government affair firm, Jamison and Sullivan, specializing in energy, natural resource and technology issues since 1993. He served as the Deputy Director of Public Affairs in the Department of the Interior and Director of Congressional Affairs in the Bureau of Land Management.

         All directors currently hold office until the next annual meeting of stockholders (October 2000) and until their successors are duly elected and qualified. Our executive officers serve at the discretion of the Board of Directors and until their successors are duly elected and qualified.

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid or accrued, for the fiscal years ended December 31, 1998, for our President and the three most highly compensated executive offices other than our President, whose salary and bonus were in excess of $100,000. There is no executive officer, other than those listed on the following table, who was awarded, earned or paid more than $100,000 for the fiscal year ended December 31, 1998.


                                                    ANNUAL                     LONG-TERM
                                                 COMPENSATION             COMPENSATION AWARDS ($)
                                              ---------------------    --------------------------------
                                                                       RESTRICTED        SECURITIES
                                                                         STOCK           UNDERLYING
NAME AND PRINCIPAL POSITION                   SALARY($)    BONUS($)      AWARD          OPTIONS/SARS(#)
---------------------------                   ---------    --------    ----------       ---------------


Ralph D. Genuario .........................   $141,461     $21,219
   President

Dr. Maija L. Harkonen .....................   $111,091     $16,664
   Director of International Projects


                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth stock options granted during the year ended December 31, 1998 and 30 September 1999 for employees and consultants. Because directors have their own stock option plan, no corporate officers who are also directors participate in the employee stock option plan. Because of an impending merger, options granted prior to 1997 were vested and exercised in January 1997.

         The following options:

         -    were granted under the Company's 1996 Employee Stock Option Plan;

         -    vest 30 months from the first anniversary date of grant; and

EMPLOYEE & CONSULTANT OPTION AWARDS FROM 27 JUNE 97 TO 23 JANUARY 98


NAME                      OPTION   OPTION   STATUS       OPTION            EXERCISE  EXERCISE    OPTION PRICE BEFORE SPLIT
                          TOTAL    TOTAL                  DATE              AMOUNT     DATE
                          BEFORE   AFTER
                          SPLIT    SPLIT

Yi Zeng                   24,500   49,000   Employee    96,97,98                     2/17/98             $0.50
Emanoil Chirvasuta         7,500   15,000   Employee    97,98                7,500   2/28/98             $0.50
Soma Bakhtari              2,500    5,000   Consultant  12/29/97             2,500   2/20/98             $0.50
Don Spitzer                5,000   10,000   Consultant   6/27/97 declined                                $0.50
Loran Walter               5,000   10,000   Consultant   6/27/97             5,000   3/1/98              $0.50
Gerard Holcomb             1,000    2,000   Consultant   6/27/97 declined                                $0.50
Richard Foster            10,000   20,000   Consultant   6/27/97            10,000   2/9/98              $0.50
Calvin van Ourkerk         1,000    2,000   Consultant   6/27/97 declined                                $0.50
George Troutman            2,500    5,000   Consultant   8/18/97             2,500   2/13/98             $0.50
Owen Fortune               2,500    5,000   Consultant   6/27/97 declined                                $0.50
Luther B. Kohne           15,000   30,000   Consultant   1/23/98            15,000   4/10/98             $0.50
                          ---------------                                   ------
TOTAL                     76,500  153,000                                   42,500


EMPLOYEE & CONSULTANT OPTION AWARDS 28 FEB 98 TO 30 SEPT 99


NAME                      OPTION   OPTION   STATUS       OPTION            EXERCISE  EXERCISE    OPTION PRICE BEFORE SPLIT
                          TOTAL    TOTAL                  DATE              AMOUNT     DATE
                          BEFORE   AFTER
                          SPLIT    SPLIT

Yi Zeng                   10,000   20,000   Employee     8/4/98 VOIDED                                    $0.50
Soma Bakhtari              2,500    5,000   Employee    12/21/98 VOIDED                                   $0.50
Valentin Chiscop           2,500    5,000   Employee    12/22/98                 0                        $0.50
James Blackburn            5,000   10,000               12/21/98                 0                        $0.50
                           5,000   10,000                6/2/99                  0                        $0.50
                        -----------------
TOTAL                     25,000   50,000


                CORPORATE OFFICERS AND BOARD OF DIRECTORS OPTIONS

         The following table sets forth certain information regarding options held as of December 31, 1998 and 30 September 1999 by each of the Company's executive officers, which are also members of the board of directors. Because of an impending merger, options granted prior to 1997 were vested and exercised in January 1997. No options were exercised by such persons during the remaining fiscal 1998 or 1999. There was no active trading market for our common stock as of 30 September 1999 but an offering of 439,968 shares (after split number of shares = 879,936) was made in 1997 at a price of $2.50 per share (or $1.25 after split). In 1998 a private placement sold an additional 76,440 shares before split (after split number of share = 152,880) at a price of $5.00 (or $2.50 after split). The value of unexercised in-the-money options at fiscal year-end is based on the assumed price in this offering of $12.50 per share less the exercise price per share.

BOARD OF DIRECTORS AND ADVISORS TO BOD

AWARDED OPTIONS FOR JOINING BOD AND FOR ATTENDANCE FROM 31 OCT 95 TO 28 FEB 98


NAME CURRENT         TOTAL        TOTAL      REWARD OPTION DATE   OPTIONS      EXERCISE  OPTION   AFTER SPLIT VALUE
  *                 OPTIONS      OPTIONS      FOR                 EXERCISE       DATE    PRICE      OF UNEXERCISED
                    BEFORE        AFTER                            BEFORE                BEFORE     IN-THE-MONEY
                     SPLIT        SPLIT                            SPLIT                  SPLIT     OPTIONS AT YEAR-END


Ralph Genuario *     26,000       52,000      BoD     95,96,97     26,000      2/17/98   $0.50           $0.00
Jack White           26,000       52,000      BoD     95,96,97     22,500      2/17/98   $0.50         $85,750
Maija Harkonen *     26,000       52,000      BoD     95,96,97     26,000      2/17/98   $0.50           $0.00
Mamadi Diane         15,000       30,000      BoD     96&97        15,000      2/18/98   $0.50           $0.00
John Hutzler         22,000       44,000      BoD&A   95,96,97     22,000      2/6/98    $0.50           $0.00
James Klugh          13,000       26,000      BoD     96&97             0                $0.50        $318,500
Nick Confuroto *      5,000       10,000      BoD     6/27/97           0                $0.50        $122,500
Gary Schreiber *      5,000       10,000      BoD(A)  6/27/97       5,000      2/9/98    $0.50           $0.00
Hanns Paur *          5,000       10,000      BoD(A)  6/27/97        5000      2/13/98   $0.50           $0.00

TOTAL               143,000      286,000                          121,500                             $526,750


AWARDED OPTIONS FOR JOINING BOD AND FOR ATTENDANCE FROM 29 FEB 98 TO 30 SEPT 99


NAME CURRENT         TOTAL        TOTAL      REWARD   OPTION DATE   OPTIONS      EXERCISE  OPTION   AFTER SPLIT VALUE
  *                 OPTIONS      OPTIONS      FOR                   EXERCISE       DATE    PRICE      OF UNEXERCISED
                  BEFORE SPLIT  AFTER SPLIT                        BEFORE SPLIT            BEFORE      IN-THE-MONEY
                                                                                           SPLIT   OPTIONS AT YEAR-END

Ralph Genuario *     10,000       20,000      BoD       Nov-8-99     None           -      $0.50        $245,000
Jack White            4,000        8,000      BoD       Nov-8-99     None           -      $0.50         $98,000
Maija Harkonen *     10,000       20,000      BoD       Nov-8-99     None           -      $0.50        $245,000
Mamadi Diane          3,000        6,000      BoD       Nov-8-99     None           -      $0.50         $73,500
Nick Confuroto *      7,000       14,000      BoD       Nov-8-99     None           -      $0.50        $171,500
Elizabeth             4,000        8,000      BoD       Nov-8-99     None           -      $0.50         $98,000
Richardson *

                      5,000       10,000      Joining   Oct 5,98     None           -      $0.50        $122,500

Robert                1,000        2,000      BoD       Nov-8-99     None           -      $0.50         $24,500
McFarlane *

                      5,000       10,000      Joining   Oct-19-99    None           -      $0.50        $122,500

TOTAL                49,000       98,000                                                        $1,200,500


EMPLOYMENT AGREEMENTS

         We intend to enter into three-year employment agreements with Dr. Maija
L. Harkonen and Ralph D. Genuario within the next twelve months. Pursuant to the agreements, Mr. Genuario and Dr. Harkonen will be entitled to base salaries of $125,000 and $92,400, respectively. Each employment agreement also will provide that the employee is entitled to a bonus as determined by the board of directors, from time to time, and options under the Companies Executive Bonus Plan and its Stock Option Plan for the BoD. Each Employment Agreement will provide for a term of three years and will be renewable upon mutual consent.

         The employment agreements may be terminated for cause and, in the event of change in control of the Company, each employee will be entitled to a lump sum payment equal to the greater of one year's salary or the base salary and benefits that would have been received by the employee if he had remained employed by the Company the remainder of the three year term.

         The employment agreements will also contain confidentiality and non-competition provisions prohibiting the employee from competing against the Company and disclosing trade secrets and other proprietary information.

EMPLOYEE STOCK OPTION PLAN

         In 1996 the board of directors of the Company adopted an employee stock option plan for our key employees and consultants. As of the date of this prospectus, options not terminated to purchase 39,500 shares of common stock are outstanding under this plan. Options to purchase all the shares are exercisable at $0.50. The options vest over a period of 30 months. This plan terminates at the close of business on 1 January 2000

         Our board of directors, or a committee administers these plans and is authorized, in its discretion, to grant options to all eligible employees of this plan, including officers who are not directors and consultants, to the Company. The plan provides for the granting of both incentive stock options and non-qualified stock options. Options can be granted under this plan on terms and at prices as determined by the board of directors, or a committee of the board of directors, except that the exercise price of incentive options will not be less than the fair market value of common stock on the date of grant. In the case of an incentive stock option granted to a stockholder who owns more than 10% of the total combined voting power of all classes of stock of the Company, the per share exercise proceeds will not be less than 110 % of the fair market value on the date of grant. The aggregate fair market value, determined on the date of grant, of the shares covered by incentive stock options granted under the plan that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

1996 DIRECTOR OPTION PLAN

         Non-employee directors and advisors to the board of directors are entitled to participate in the Director Option Plan. This plan was adopted by the board of directors and approved by stockholders in October 1996. This plan has a term of ten years, unless terminated sooner by the board.

         This plan provides for the automatic grant of 5,000 options to purchase common stock to each non-employee director at the time he or she is first elected to the board of directors. Each option grant under this plan will have a term of four years and will vest after a three-month period. The exercise price of all options granted under this plan to date was $0.50.

         Currently, the plan provides for vesting to accelerate and become fully vested in the event of a change of control of the Company and the options are not assumed or substituted by a successor competitor.

COMMITTEES OF THE BOARD OF DIRECTORS

         We have not yet established a compensation or audit committee of the Board of Directors. We intend to do so within 90 days after the consummation of this offering, which will be comprised of at least two independent directors.

DIRECTOR COMPENSATION

         The Company does not reimburse its directors for travel expenses incurred in connection with their activities on behalf of the Company, and it does not pay cash its directors any fees for board participation. Each non-employee director will automatically be granted options to purchase 5,000 shares of common stock at the time he or she is first elected to the Board of Directors and options to purchase 1,000 share of common stock for attendance at each Board meeting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

         We have a $1,250,000 key-man life insurance policy on Ralph D. Genuario with the proceeds payable to the Company. There are no arrangements that require the proceeds to be used to pay benefits to the estate of the insured or to a surviving spouse. The proceeds, up to the balance due, are assigned to SBLS, which loaned us $1,250,000 for working capital.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information with respect to the beneficial ownership of shares of common stock held by:

         - each person or entity who is known by the Company to beneficially own five percent or more of the common stock;

         -    each director (D) and executive officer (O) of the Company; and
         -    all directors and executive officers of the Company as a group.


                                                                   AFTER SPLIT      PERCENTAGE OF SHARES
                                                                 NUMBER OF SHARES   BENEFICIALLY OWNED(2)
                                                                   BENEFICIALLY     ---------------------
                                                                      OWNED          BEFORE     AFTER
                                                                                    OFFERING   OFFERING
NAME OF BENEFICIAL OWNER
Ralph D. Genuario (D,O)........................................      3,279,864        37.8%      34.6%
Dr. Maija L. Harkonen (D,O)....................................      1,632,000        18.8%      17.2%
Mamadi Diane ..................................................      1,180,000        13.6%      12.4%
Nicholas Confuorto (D,O).......................................        360,800         4.2%       3.8%
Elizabeth Cardon (D) ..........................................        196,000         2.3%       2.1%
Jay Sullivan (D)...............................................          7,700         0.1%       0.1%
                                                                     ---------        ----        ----
All directors and executive officers as a group (6 persons)....      6,656,364        76.7%       70.2%


Note: Assumes all options exercised and all convertible securities converted.

(1) Unless otherwise indicated the address for each named individual or group is in care of e-SCRUB Environmental Engineering at 301 South West Street, Alexandria, VA 22314.

(2) These percentages pertain to issued shares. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but no those held by any other person) and which are exercisable within 60 days of the date of this prospectus have been exercised and converted.

                              CERTAIN TRANSACTIONS

         Mr. Ralph D. Genuario and Mamadi Diane have personally guaranteed the Company's working capital loan with the SBLS (Small Business Loan Source, Inc.). The loan amount is $1,250,000; the term is 7.5 years from 1996 through 2003; the interest rate is 2.75 points over prime. Mr. Genuario is our President and Chairman of our board of directors. In return for his guarantee to the note including keeping the note current, Mr. Diane received 475,000 (prior to split) shares of stock.

         In 1995 the Company issued Mr. Ralph D. Genuario 50,000 shares of common stock in exchange for a cash payment of $2,000 and the contribution of the two patent applications mentioned above, along with intellectual property rights. These property rights included the designs of a 50 MWe electron scrubbing demonstration facility. In the opinion of management, the patents have a fair market value of $350,000; and the intellectual property rights have a fair market value of $350,000.

         We believe that these transactions were fair and reasonable to us and were on terms no less favorable than could have been obtained from unaffiliated third parties. Any such future transactions will be on terms no less favorable to us than could be obtained from unaffiliated parties and will be approved by our compensation committee.

                           CERTAIN ARTICLES AND BYLAWS

            The Certificate of Incorporation and Bylaws of the Company contain certain provisions regarding the rights and privileges of shareholders, some of which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of the Company, diminishing the opportunities for a shareholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock or over a shareholder's cost basis in the Common Stock, and inhibiting fluctuations in the market price of the Common Stock that could result from takeover attempts. Such provisions could work to the detriment of shareholders in the event that management has any interests over and above those of the shareholders. These provisions of the Articles and Bylaws are summarized below. Reference is made to the full text of the Articles and Bylaws. The following summary is qualified in its entirety by such reference.

            Size of Board and Election of Directors. The Articles provide that the number of Directors shall be fixed from time to time as provided in the Bylaws. The Bylaws currently provide for between three and seven persons to serve on the Board but the number of Directors may be changed (to not less than three) by amendment to the Bylaws which requires the vote of a majority of the Board. The Articles further provide that the Board may amend the Bylaws by action taken in accordance with such Bylaws, except to the extent that any matters under the Articles or applicable law are specifically reserved to the shareholders.

            Shareholder Nominations and Proposals. The Company's Bylaws provide for advance notice requirements for Shareholder nominations and proposals at annual meetings of the Company. Shareholders may nominate Directors or submit other proposals only upon written notice to the Company not less than 10 days nor more than 60 days prior to the annual meeting of Shareholders at which the proposal is intended to be submitted. Notwithstanding the foregoing, in the event that less than 60 days advance notice of a Shareholders' meeting is given, a Shareholder nomination or proposal (as the case may be) must be made not more than 10 days after the date of such notice. A Shareholder's notice must contain certain additional information as specified in the Bylaws. The Board may reject any proposals that are not made in accordance with procedures set forth in the Bylaws or that are not proper subjects of Shareholder action in accordance with the provisions of applicable law.

                  OPTION FOR SHAREHOLDERS OWNING MORE THAN 10%

         The shareholders owning more than 10 % are Ralph D. Genuario, Dr. Maija
L. Harkonen and Mamadi Diane.

                            DESCRIPTION OF SECURITIES

GENERAL

         We are authorized to issue 11,000,000 shares of common stock, no par value per share and no shares of preferred stock. As of the date of this prospectus, we have outstanding 8,678,594 shares of common stock owned by approximately 141 holders of record.

COMMON STOCK

         The holders of common stock are entitled to one vote for each share held of record in the election of directors of the Company and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. As a result, the holders of more than 50 percent of the shares voting for the election of directors can elect all of the directors. Holders of common stock are entitled:

         - To receive any dividends as may be declared by the Board of Directors out of funds legally available for such purpose; and

         - In the event of the liquidation, dissolution, or winding up of E-Scrub, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby will be, upon issuance and sale, validly issued, fully paid, and nonassessable. Holders of common stock have no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

PREFERRED STOCK

         The board of directors has the authority, within the limitations and restrictions stated in the certificate of incorporation to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions, thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

TRANSFER AGENT AND REGISTRAR

         We intend to act as our own Transfer Agent and Registrar for the common stock initially and later to arrange for a stock transfer and trust company to take this responsibility.

REPORTS TO STOCKHOLDERS

         We intend, subject to the sale of shares of common stock in this offering, that on or before the date of this prospectus, we will decide if we should register our common stock under the provisions of Section 12(g) of the Exchange Act of 1934 and if so we will use our best efforts to maintain registration. Such registration will require us to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

      LIMITATIONS OF DIRECTORS' LIABILITY AND INDEMNIFICATION OF DIRECTORS
                                  AND OFFICERS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        LIMITATIONS ON TRANSFER OF SHARES

         There is currently little public market for the Company's Common Stock, and there is little likelihood that an active trading market will develop in the near future as a result of this Offering. The Offering Statement of which this Offering Circular is a part is intended to be qualified with the Securities and Exchange Commission pursuant to Regulation SB-2 under the Securities Act, and as such, the Shares will become freely traded under the federal securities laws. The Shares, however, will have been registered in only a limited number of states and may not be sold or otherwise transferred to persons who are residents of any state in which the Shares have not been registered unless they are subsequently registered or there exists an exemption from the applicable state's registration requirements with respect to such sale or transfer.

           QUALIFIED SMALL BUSINESS ISSUER CAPITAL GAINS TAX EXCLUSION

         In 1993, IRS Section 1202 was enacted to provide a 50-percent exclusion of any gain from the sale of "qualified small business stock." For the Shares to qualify for the exclusion, several tests must be met. For instance the Shares must be purchased directly from the Company, not in a later trading market, and the Shares must be held for at least five years. In addition, a "qualified small business" must not have more than $50 million in assets at all times before the issuance of the stock and immediately thereafter.

         Further, at least 80 percent of the assets must be used in the "active conduct of one or more qualified trades or businesses" throughout the holding period. There are also limitations on the persons who may use the exclusion. Prospective investors should consult their own tax advisers as to the availability of the exclusion.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon consummation of this offering, we will have 9,478,591 shares of common stock outstanding, assuming no exercise of outstanding options and warrants, of which the 800,000 shares being offered hereby will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate", which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

         Of the remaining shares of common stock currently outstanding shares owned by officers and directors are "restricted securities" or owned by "affiliates", as those terms are defined in Rule 144, and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. A portion of the restricted shares, will be eligible for sale, without registration, under Rule 144, 90 days following the completion date of this prospectus.

                                LOCKUP AGREEMENT

         All executive officers, directors and principal shareholders (over 95% of the 9,478,591 outstanding shares of common stock) have agreed for a period of 12 months following the qualification date of this prospectus, without the representative's prior written consent, not to:

         - sell or otherwise dispose of any shares of common stock in any public market transaction including pursuant to Rule 144; and

         - exercise any rights held by such holders to cause us to register any shares of common stock for sale pursuant to the Securities Act, in each case, for a period of 12 months following the completion date of this prospectus, without the representative's prior written consent.

                                    RULE 144

         In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company or persons whose shares are aggregated with an affiliate who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

         -    1% of the then outstanding shares of the issuer's common stock; or

         - the average weekly trading volume during the four calendar weeks preceding such sale, provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements.

                                   RULE 144(K)

         A person who is not an affiliate, has not been an affiliate within nine months prior to sale, and has beneficially owned the restricted shares for at least two years, is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

                              MINIMAL PRIOR MARKET

         Prior to this offering, there has been little active market for the common stock and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market prices of the common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.

                              PLAN OF DISTRIBUTION

         The Company is offering to sell up to 800,000 shares of Common Stock at an offering price of $12.50 per share. The Company has agreed to pay to a broker-dealer, Three Arrows Capital Corporation, 10101 Grosvenor Place #2016, Rockville, MD 20852 (301) 897 3889 (the "Selling Agent") a sales commission of 5 percent, or $0.625 per share. In addition, the Company has issued warrants to the broker-dealer to purchase shares at the Offering price, within the four years following the completion of the Offering, at the rate of one warrant for each fifteen shares sold, and paid a fee of $ 10,000 for due diligence and consultation. Warrants to be received by Three Arrows Capital Corp. are restricted from sale, transfer, assignment or hypothecation for a period of two years from the effective date of the offering except to officers or partners (not directors) of the underwriter and members of the selling group and/or their officers or partners. Three Arrows Capital Corp. is a registered broker-dealer with the NASD and is registered with the states of New York, Maryland, Virginia and numerous other jurisdictions. The Company has also agreed to indemnify the Selling Agent for any material misstatement in its filing. The Company has no plans, proposals, arrangements, or understandings with the Selling Agent, other than the warrants shares of the Company's common stock, with regard to future transactions. No other material relationships exist between the Selling Agent and the Company or its management.

          No officers, employees, or directors of the Company will be paid a commission in connection with the sale of any Shares nor will any officer, employee or director of the Company undertake the sale of the shares. Sale of the shares will only be undertaken by the underwriter. None of the principal shareholders nor management of the Company nor the Underwriter will buy shares in the Offering to meet the escrow. The Shares will be offered by the Selling Agent on behalf of the Company primarily through direct solicitations, media coverage, and posting of announcements.

          The Company reserves the right to reject any subscription in its entirety or to allocate Shares among prospective investors. If any subscription is rejected, funds received by the Company for such subscription will be returned without interest or deduction. The termination date of the Offering is October 15, 2000. Subscribers will be required to make certain representations and warranties in the subscription agreement that should be carefully read before signing.

          Investors will have payment for stock deposited in an escrow account in The Business Bank, 8399 Leesburg Pike, Vienna VA 22101 by noon of the next business day after receipt by the broker-dealer. If the minimum proceeds of $300,000 are not raised, the Subscriber's funds will be promptly returned, with interest, by the escrow date of _________, 2000. Escrowed funds will be invested only in investments permissible under SEC Rule 15c2-4.

          Within five days of its receipt of a subscription agreement from the Selling Agent confirming that an accompanying check for the purchase price of Shares has been received, following escrow, the Company will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which subscription has been accepted by the Company. The Company reserves the right to reject orders for the purchase of Shares in whole or in part. Not more than thirty days following the mailing of its written confirmation, and upon achieving the minimum number of total Shares to be sold, a subscriber's Common Stock certificate will be mailed by first class mail. The Company shall not use the proceeds paid by an investor until such time as escrow is broken.

         Officers and directors of the Company will be required to sign "lock-up" agreements for any and all shares they own or have beneficial rights to own that specify such shares will not be sold for a period of twenty-four months following qualification without the express written consent of Three Arrows Capital Corp.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for us by Mr. Timothy McGary, Esq.

                                     EXPERTS

         The financial statements for the year ended December 31, 1997 have been audited by the firm of Minter, Morrison & Grant, CPAs, and for 1998, by Crutchley, Marginot & Tosi, independent auditors, as indicated in their reports with respect thereto, and are included herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing. Data for 1999 has not been audited.

                             ADDITIONAL INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities and Exchange Commission in Washington, D.C. with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules thereto filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. The registration statement, including all amendments, exhibits and schedules thereto, may be inspected without charge at the office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding issues that file electronically with the Commission. The address of the site is HTTP://WWW.SEC.GOV.

         As a result of this offering, we will become subject to the information and reporting requirements of the SEC and will be required to file periodic reports, proxy statements and other information with the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements and we may also issue quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year.

                     e-SCRUB Environmental Enterprises, Inc.
                (d.b.a. e-SCRUB Environmental Engineering, Inc.)

                                  Balance Sheet
                                   (unaudited)
                               September 30, 1999

                                     ASSETS


Current Assets:

      Cash                                                   $   310,000
      Accounts Receivables                                       500,000
      Inventories                                              6,953,574
                                                             -----------
                        Total Current Assets                 $ 7,763,574
                                                             -----------


Property:

      Test Equipment                                           3,349,000
      Engineering Design                                       2,000,000
      Office Furniture & Equipment                                53,986
      Leasehold Improvements                                      61,361
                                                             -----------
                                                             $ 5,464,347
      ACCUMULATED DEPRECIATION                                (4,381,558)
                                                             -----------
                       Total Property Net of Depreciation    $ 1,082,789
                                                             -----------


Other Assets:

      Patents                                                    361,572
      Intellectual Property Rights                               312,481
      Loan Costs, Net of Amortization                        $        --
                                                             -----------
                       Total Other Assets                    $   674,053
                                                             -----------

Total Assets:                                                $ 9,520,416
                                                             -----------
                                                             -----------

                       Liabilities and Stockholders Equity

Current Liabilities

      Accounts Payable                                       $   107,750
      Accrued Expenses                                            20,000
      Current Portion of Long-Term Debt                           28,000
      Notes Payable, unsecured                                    82,765
      Loans from Stockholders                                    509,664
                                                             -----------
                       Total Current Liabilities             $   748,179
                                                             -----------

Long-Term Debt, Net of Current Maturities                    $ 1,109,778
                                                             -----------

Deferred Income Taxes                                        $ 1,905,000
                                                             -----------

Total Liabilities                                            $ 3,762,957
                                                             -----------

Stockholders' Equity

      Common Stock                                             2,425,335
      Retained Earnings                                        3,332,124

                                                             -----------
                       Total Stockholders' Equity              5,757,459

                                                             -----------
Total Liabilities and Capital                                  9,520,416
                                                             -----------
                                                             -----------


                    Statement of Income and Retained Earnings
                                   (Unaudited)

                               September 30, 1999


Sales                           $ 1,041,649
                                -----------

Cost of Sales                   $   368,987
                                -----------
      Gross Profit              $   672,662
                                -----------

Other Operating Revenue         $   167,300
                                -----------
      Gross Income              $   839,962
                                -----------
Overhead                        $   372,975
                                -----------
      Operating Income          $   466,987
                                -----------

Earnings Before Income Tax,
Depreciation and Amortization

      Interest Income           $     1,500
      Interest Expense              (88,704)
      EBITDA                    $   379,783
                                -----------

Depreciation and Amortization      (846,106)

Benefit From Income Taxes           321,520

Provision For Income Taxes      $        --

                                -----------

Net Income                      $  (144,803)
                                -----------

Retained Earnings, Beginning    $ 3,476,927

                                -----------

Retained Earnings, End          $ 3,332,124
                                -----------


This is to certify that to the best of my knowledge and belief, the financial data is accurate and complete as prepared from the Company's general accounting records, and that the descriptions and amounts herein accurately reflect the Company's financial status as of September 30, 1999

/s/ Ralph D. Genuario             President               September 30, 1999
--------------------------
Ralph D. Genuario

Crutchley, Marginot & Tosi: A Professional Corporation,
Certified Public Accountants

VIRGINIA ACCELERATORS CORPORATION
FINANCIAL REPORT
December 31, 1998
Springfield Corporate Center
6225 Brandon Avenue, Suite 330
Springfield, Virginia 22150

CONTENTS


Independent Auditors' Report                                              1

FINANCIAL STATEMENTS

Balance sheet                                                             2
Statement of Income and Retained Earnings                                 3
Statement of Cash Flows                                                   4
Notes to Financial Statements                                          5 - 12

SUPPLEMENTARY INFORMATION

Independent Auditors' Report on the Supplementary Information            13
Direct Costs and Overhead                                                14


INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheet of Virginia Accelerators Corporation as of December 31, 1998, and the related statement of income and retained earnings, and cash flows for the years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virginia Accelerators Corporation as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s./ Crutchley, Marginot, and Tosi
     Crutchley, Marginot, and Tosi

BALANCE SHEET - DECEMBER 31, 1998
ASSETS

CURRENT ASSETS
Cash                                                                             $     8,954
Accounts receivable                                                                  749,543
Inventories                                                                        6,195,077

TOTAL CURRENT ASSETS                                                               6,953,574

PROPERTY

Test equipment                                                                     3,349,000
Engineering design                                                                 2,000,000
Leasehold improvements                                                                61,361
Furniture and equipment                                                               44,248
TOTAL                                                                              5,454,609
Less accumulated depreciation                                                     (3,525,714)
Total property                                                                     1,928,895

OTHER ASSETS

Deposits                                                                               9,440
Loan costs, net of accumulated amortization $14,513                                   30,640
Patents, net of accumulated amortization $21,354                                     343,538
Intellectual property rights, net of accumulated amortization $79,779                290,221
Organization costs, net of accumulated amortization $462                                 214

Total other assets                                                                   674,053
Total assets                                                                     $ 9,556,522

                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable                                                                 $   370,529
Accrued expenses                                                                     101,596
Current portion of long-term debt                                                    188,632
Loans from stockholders                                                              301,053
Notes payable, unsecured                                                             114,765
Total current liabilities                                                          1,076,575

LONG-TERM DEBT, less current maturities                                            1,037,301
DEFERRED INCOME TAXES                                                              1,905,000
Total liabilities                                                                  4,018,876

STOCKHOLDERS' EQUITY

Common stock, no par value; authorized 5,500,000 Class A and 2,100,000 Class B shares; issued and outstanding Class B
shares; issued and outstanding 4,400,840 Class A shares                            2,060,719

Retained earnings                                                                  3,476,927

Total stockholders' equity                                                         5,537,646

Total liabilities and stockholders' equity                                       $ 9,556,522



SALES                                                                            $   458,351
COST OF SALES                                                                       (236,031)
Gross profit                                                                         222,320
OTHER OPERATING REVENUE                                                              297,203
                                                                                     519,523

OVERHEAD                                                                            (248,650)
Total operating income                                                               270,873

FINANCIAL AND OTHER INCOME (EXPENSE)

Interest income                                                                        2,245
Interest expense                                                                     (26,269)
Gain on sale of equipment                                                              2,333
Loan fees                                                                             (2,262)
Other                                                                                  1,103
Net financial income (expense)                                                       (22,850)
Earnings before depreciation, amortization, income taxes
and unconsummated merger and acquisition costs                                       248,023
DEPRECIATION AND AMORTIZATION                                                       (564,071)
UNCONSUMMATED MERGER AND ACQUISITION COSTS                                          (331,873)
BENEFIT FROM INCOME TAXES                                                            523.800
Net (loss)                                                                          (124,121)
RETAINED EARNINGS
Beginning of year                                                                  3,601,048
End of year                                                                      $ 3,476,927
EARNINGS (LOSS) PER SHARE                                                        $     (0.02)
NET ASSETS PER SHARE OUTSTANDING AT DECEMBER 31, 1998
(4,400,840 shares)                                                               $      1.26



See Notes to Financial Statements.

CASH FLOWS FROM OPERATING ACTIVITIES



Net (loss)                                                                     $(124,121)
Non-cash (income) expenses included in net loss
Depreciation and amortization                                                  1,128,971
Unconsummated merger and acquisition costs                                      181,873
Gain on disposal of property                                                    (2,333)
Change in assets and liabilities
(Increase) decrease in
Accounts receivable                                                            (472,026)
Inventories                                                                   (1,207,346)
Deferred income taxes                                                            16,000
Increase (decrease) in
Accounts payable                                                                153,428
Accrued expenses                                                                 27,486
Income taxes payable                                                            (14,500)
Deferred income taxes                                                          (525,300)
Net cash (used in) operating activities                                        (837,868)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property                                                            (11,528)
Proceeds from sale of property                                                   4,436
Additions to intellectual property rights                                       (20,000)
Additions to patent application costs                                           (3,319)
Business acquisition costs                                                      (86,876)
Net cash (used in) investing activities                                        (117,287)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of common stock                                      635,249
Net loans from officers                                                         301,053
Principal curtailment of long-term borrowings                                   (26,013)
Proceeds from long-term borrowings                                               7,086
Net cash provided by financing activities                                       917,375
Net decrease in cash                                                            (37,780)
CASH AND CASH EQUIVALENTS
Beginning of year                                                                46,734
End of year                                                                      $8,954
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for interest                                                      $60,455
SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND
FINANCING ACTIVITIES
Accounts receivable written off as part of unconsummated merger and
acquisition costs                                                               $150,000



See Notes to Financial Statements.

VIRGINIA ACCELERATORS CORPORATION

NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 1998

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company is primarily engaged in environmental technology innovation, technology development, and manufacture of electron beam equipment for addressing environmental remediation and pollution prevention and other industrial applications. The Company began operations as a sole proprietorship in January 1990 and was subsequently incorporated on February 15, 1995.

A summary of significant accounting policies is as follows:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

Actual results could differ from those estimates.

Revenue Recognition

Income under short-term contracts is recognized as projects are completed.

The estimated income under long-term, fixed-price contracts in process is recognized using the percentage-of-completion method of accounting. Income under this method is determined on the basis of management estimates of completion to date. Earnings are recorded when progress on each contract reaches a point where experience is sufficient to estimate final results with reasonable accuracy. As long-term contracts extend over one year, revisions in cost and earnings estimates are recognized in the accounting period when the additional data becomes known.

Inventories

Inventories include material, labor and overhead and are stated at the lower of cost or market. Inventories contributed to the Company are stated at the fair market value at the time of the contribution.

Property

Equipment purchased is stated at cost. Equipment contributed to the Company is stated at the fair market value at the time of the contribution. Depreciation is computed using straightline and accelerated methods over the estimated useful lives of the assets for both financial statement and income tax purposes.

VIRGINIA ACCELERATORS CORPORATION
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31. 1998

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Patent Applications

The Company was granted a patent for Electron Beam Flue Gas Scrubbing Treatment and a registered trademark for E-Scrub. Beginning in 1998, the patent and trademark are amortized over seventeen years. A patent for the Large Area Electron Irradiator was granted in 1998.

Intellectual Property Rights

Intellectual property rights consist of engineering, analytical and planning efforts in support of a technology program. These rights are amortized over seventeen years.

Business Acquisition Costs

Direct costs associated with a merger and an acquisition of businesses accounted for using the purchase method of accounting were recorded as additions to the cost of the acquisition. The merger and acquisition were abandoned in 1998, and costs totaling $181,873 were written of. Additionally revenues receivable of $150,000 related to the merger and acquisition were also written off as uncollectible.

Organization Costs

Organization costs are amortized over five years.

Income taxes

Effective January 1, 1996, the Company changed its method of reporting for tax purposes to the accrual method. Previously, income was reported on the cash basis for income tax purposes. Deferred income taxes are provided on a liability method whereby deferred income tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred income tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings Per Share

Primary earnings (loss) per common share are computed by dividing net income
(loss) by the weighted average number of common shares and, as appropriate, dilutive common stock equivalents, outstanding for the period. Stock options and warrants are considered to be common stock equivalents. The number of shares used to compute primary earnings (loss) per common share were 4,308,297 in 1998.

VIRGINIA ACCELERATORS CORPORATION
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 1998

2. COMMON STOCK TRANSACTIONS

In 1996, the Company changed its capital structure by establishing two classes of common stock. Class A consists of 5,500,000 authorized voting shares and Class B consists of 2,100,000 authorized non-voting shares. Class B shares contain a conversion option to Class A shares at a date to be determined by the Board of Directors. Because of the imminent merger and acquisition, the Board of Directors recommended, and the shareholders voted on January 5, 1998 to convert all Class B shares to Class A.

The Board of Directors has approved increasing the authorized Class A shares to 11,000,000 Class A shares. The Board has also approved a two-for-one stock split. At the October 1999 shareholders' meeting, the shareholders will vote on increasing the authorized shares and approving the stock split.

Starting in December 1996, the Company filed stock offering disclosure documents in various states. The offering is exempt from federal filing and disclosure requirements pursuant to Regulation D of the Securities Act of 1933. It is, however, subject to the laws and regulations of the various states and the District of Columbia in which the offerings are made. As of December 31, 1998, 439,968 shares had been sold.

As of December 31, 1998, the Company has granted options for services equal to 74,000 shares, in addition to those granted under stock option plans, as discussed in Note 3. These options are exercisable for the purchase of Class A shares at $.50 per share. 64,500 shares have been exercised as of December 31, 1998. Additionally, 8,600 shares have been awarded for services through December 31, 1998.

The Company started a private placement offering on May 1, 1998. The Company sold 36,100 shares for $5 per share as of December 31, 1998.

The Company is currently preparing to file a registration with the Securities and Exchange Commission (SEC) under a special legislation statement known as SB-2 that contemplates an offering of 800,000 shares at $12.50 per share.

3. STOCK OPTION PLANS

In 1996, the Company adopted two stock option plans. One plan is for its employees, for which the Company has reserved 400,000 Class A shares and the other for its directors, for which the Company has reserved 243,000 Class A shares. The options in both plans are exercisable for the purchase of Class A shares at $.50 per share.

Issuance of options under the employee plan is limited to employees of the Company and is at the discretion of the Board of Directors. Options not terminated were 39,500 shares as of December 31, 1998. All other options that were previously awarded were voided due to early termination of employment as per the stock option agreement. 32,000 options were exercised as of December 31, 1998.

VIRGINIA ACCELERATORS CORPORATION
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31. 1998

3. STOCK OPTION PLANS (Continued)

Under the directors' plan, options are granted for attendance at Board of Directors' meetings, at the rate of 1,000 options per meeting. In addition, an initial award of 5,000 options per director was made to each of the six founding directors. Advisors to the Board of Directors are also awarded options. 96,000 options were awarded in 1996, 47,000 options were awarded in 1997 and 40,000 options were awarded in 1998. 133,000 options were exercised as of December 31, 1998.

4. LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Company leased office and warehouse space under an agreement which expired December 31, 1998, with an option to renew for an additional three consecutive one-year terms. The lease was renewed. Annual rentals are $126,000, including their pro-rata share of real estate taxes. This lease may be canceled at any time effective April 1, 1996 and thereafter, at no cost to the lessee, by providing lessor with 90 days written notice of cancellation. Therefore, the total minimum rental commitment as of December 31, 1998 is $31,500.

The payments for rent and related real estate taxes were $121,713 for the year of which $60,857 was capitalized in inventory.

5. LICENSE AGREEMENT

The Company entered into an exclusive rights and license agreement to manufacture, use and sell a certain product in the course of its business. License fees due under the agreement include a non-refundable $25,000 fee, which has been paid, plus 10% of the net sales price of the licensed product. A minimum license fee of $20,000 is due during the second license year which was paid as of December 31, 1998. The agreement terminates at the end of fifteen
(15) years from the first commercial sale of the product or the expiration date of the last of any patents obtained in connection with the product, whichever is last to occur.

VIRGINIA ACCELERATORS CORPORATION
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31. 1998

6. PROPERTY DEPRECIATION AND AMORTIZATION


                              Depreciation
                              and                                   Estimate
                              Amortization      Accumulated         Useful Life
                              Expense           Depreciation        (Years)

Test equipment                    $669,800      $2,182,917             5
Engineering design                 400,000       1,316,667             5
Leasehold improvements               1,573           5,052            39
Furniture and equipment              9,071          20,998           3-7
Total                            1,080,444      $3,525,634

Organization costs                     135                             5
Intellectual property rights        20,588                            17
Patents                             21,354                            17
Loan costs                           6,450                             7
Total                           $1,128,971

Expense of operations             $564,900
Capitalized in inventory           564,071
Total                           $1,128,971



7. LONG-TERM DEBT AND NOTES PAYABLE, UNSECURED

The Company has obtained a seven-year working capital loan dated October 1, 1996 totaling $1,250,000, maturity date April 1, 2004. The loan is guaranteed by the U.S. Small Business Administration and two stockholders/directors of the Company, and is secured by substantially all of the assets of the Company, both currently in existence and acquired in the future. In addition, the proceeds of certain contracts have been assigned to the lender. Payments were interest only until October 1998. Interest is computed at prime plus 2 3/4%. The outstanding balance was $1,225,933 as of December 31, 1998.

An officer and shareholder of the Company personally paid interest totaling $85,504. These payments are not reflected in the financial statements. The officer and shareholder is a generator of the loan and was awarded 475,000 shares of the Company in prior years with the understanding that he would be required to make loan payments on behalf of the Company when requested.

The Company borrowed $37,969 on unsecured lines of credit, with no fixed maturity and interest at 15.25 - 15.50% per annum. Minimum payments are $860 per month.

VIRGINIA ACCELERATORS CORPORATION
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 1998

7. LONG-TERM DEBT AND NOTES PAYABLE, UNSECURED (Continued)

The Company issued a promissory note for $3,806 to an employee. The note bears interest at prime and is payable six weeks after the Company receives payment from the Department of Energy.

The Company borrowed $100,000, of which $27,000 has been repaid, on an unsecured loan which was due upon the occurrence of certain events in 1998. Interest accrues at 15% per annum. The note is overdue. The Company issued 20,000 shares to the lender.

The Company borrowed $112,618 from two of its officers. Additionally, the Company owes these officers/shareholders compensation totaling $188,435 and has issued promissory notes for these obligations. The total amount owed to these officers/shareholders was $301,053 at December 31, 1998. The notes bear interest at rates ranging from prime to 13.809%. The notes are payable on demand.

Aggregate maturities required on long-term debt as of December 31, 1998, are due in future years as follows:

      1999         $  188,632
      2000            209,419
      2001            232,498
      2002            258,120
      2003            286,566
      Thereafter       50,698
      Total        $1,225,933

Interest incurred is reflected in the financial statements as follows:

Expense of operations      $25,558
Capitalized in inventory    41,012

Total                      $66,570

8. LIFE INSURANCE

The Company has a term life insurance policy with a face value of $1,250,000 on the life of one of its founders. Proceeds are assigned to the lender of the Company's long-term debt as of December 31, 1998.

VIRGINIA ACCELERATORS CORPORATION
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 1998

9. RETIREMENT PLAN

In 1996, the Company adopted a simplified employee pension plan. All employees at least age 21, regardless of how long employed, are eligible to participate. Participants may elect salary reduction contributions. Employer contributions are discretionary. There were no employer contributions for 1998.

10. PROVISION FOR INCOME TAXES

Until January 1, 1996, the Company reported its income on the cash basis for tax purposes. In addition, the Company has acquired assets, the taxation of which has been deferred under either of Sections 118 or 351 of the Internal Revenue Code, as discussed in notes 2 and 3. Accordingly, deferred income taxes have been provided for in the financial statements.

The net deferred income tax liability consisted of the following at December 31, 1998:

Deferred income tax liabilities
         Property and inventories       $ 1,924,000
         Patent applications pending        130,000
         Intellectual property rights       110,000
         Total                           2,164, 000
Deferred income tax asset

Provision netted against common stock   $  (259,000)

Total                                   $ 1,905,000


The provision for deferred income taxes of $259,000 for patent applications pending and intellectual property rights has been netted against the common stock, and is included with the deferred income taxes on the contributed property and inventories in the noncurrent deferred income tax liability on the balance sheet.

The income tax rate which has been applied to deferred income tax assets and liabilities is a blended rate of 38%, based upon a federal rate of 34% and a state rate of 6%. The federal rate of 34% is available to companies with annual taxable incomes under $10,000,000.

11. SUPPLEMENTAL CONTRACT INFORMATION

The Corporation has a grant from the Department of Energy for a grant in the amount of approximately $1.9 million to build a fifty megawatt electron scrubbing technology demonstrator. The objective of this demonstrator is to penetrate the domestic utility market. The grant includes cost sharing of approximately $700,000 by the Corporation. The project was completed in June 1999.

VIRGINIA ACCELERATORS CORPORATION
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31. 1998

12. UNCONSUMMATED MERGER AND ACQUISITION COSTS

The Company was the successful bidder in September 1997 for the purchase of a business and had been in the process of finalizing settlement terms as late as June 1998. The acquisition included a merger with another entity. Business acquisition costs totaling $94,997 were incurred and sales of $150,000 were billed and recorded as of December 31, 1997. The $150,000 receivable was likely to have been recoverable only if the transaction was consummated. The acquisition and merger did not take place due the merger partner's inability to meet its commitments, and the merger and acquisition costs amounting to $181,873 were expensed during 1998. The $150,000 receivable was also written off as part of the unconsummated merger and acquisition costs.

13. SUBSEQUENT EVENTS

The Company changed auditors due to the previous auditor's independence being impaired for fees due to them in connection with the abandoned acquisition of a business. The Company has signed a note in the amount of $113,000.

During June 1999, the Company entered into a joint venture agreement with another corporation for the purpose of designing, manufacturing, selling, constructing, and installing e-SCRUB(TM) air pollution control systems throughout the world (with the exception of any territorial agreements that the Company had in place on June 11, 1999). The joint venture corporation deposited $250,000 into an escrow account. The escrow funds are released to the Company according to an agreed upon schedule.

INDEPENDENT AUDITORS' REPORT ON THE SUPPLEMENTARY INFORMATION

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

October 4, 1999

/s./ Crutchley, Marginot, and Tosi
     Crutchley, Marginot, and Tosi

DIRECT COSTS

Labor                                             $162,691
Subcontracts                                        14,843
Consultants                                         27,729
Travel                                              30,690
Printing                                                78
Total direct costs                                $236,031

OVERHEAD

Salaries and related taxes                         $46,888
Rent and utilities                                  83,472
Office                                               7,704
Professional fees                                   32,524
Consultants                                          5,000
Travel, meals and entertainment                     25,083
Supplies                                             2,115
Telephone                                            6,741
Insurance                                           18,763
Repairs and maintenance                              2,335
Miscellaneous                                        2,481
Contract labor                                       7,582
Conferences, dues, subscriptions                       364
Taxes and licenses                                     544
Postage and delivery                                 3,958
Equipment rental and small equipment                 2,597
Bank charges                                           499
Total overhead                                    $248,650


See Independent Auditors' Report on the Supplementary
Information.




See Independent Auditors' Report on the Supplementary Information.

VIRGINIA ACCELERATORS CORPORATION
FINANCIAL REPORT
DECEMBER 31, 1997 and 1996
MINTER, MORRISON AND GRANT
CERTIFIED PUBLIC ACCOUNTANTS
ALEXANDRIA, VIRGINIA



C O N T E N T S

INDEPENDENT AUDITOR'S REPORT                           1

FINANCIAL STATEMENTS

         Balance sheets                                2
         Statements of income and retained earnings    3
         Statements of cash flows                      4
         Notes to financial statements                5-12

INDEPENDENT AUDITOR'S REPORT
         ON THE SUPPLEMENTARY INFORMATION             13

SUPPLEMENTARY INFORMATION

Direct costs and overhead                             14

INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheets of Virginia Accelerators corporation as of December 31, 1997 and 1996, and the related statements of income and retained earnings, and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the. accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virginia Accelerators Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s./ Minter, Morrison, and Grant
     Minter, Morrison, and Grant

February 6, 1998, except for Note 12 as to which the date is August 4, 1998

BALANCE SHEETS
December 31, 1997 and 1996
MINTER, Morrison AND GRANT
CERTIFIED Public Accountants

                                                  1997     1996

            ASSETS

CURRENT ASSETS
      Cash                                  $   46,734   $  367,380
      Accounts receivable                      277,517         --
      Inventories                            4,987,731    2,580,620
      Prepaid expenses                            --         18,655
      Preferred income taxes                    16,000       31,700

              Total current assets          $5,327,982   $2,998,355

PROPERTY
      Test equipment                        $3,349,000   $3,349,000
      Engineering design                     2,000,000    2,000,000
      Leasehold improvements                    61,361       60,000
      Furniture and equipment                   37,986       33,694
                                            $5,448,347   $5,442,694
      Less accumulated depreciation          2,448,346    1,365,909
                                            $3,000,001   $4,076,785

OTHER ASSETS
      Deposits                              $    9,440   $    9,440
      Loan costs, net of accumulated
         Amortization 1997 $8,149,
         1996 $1,613                            37,004       43,540
      Patents                                  361,572      358,600
      Intellectual property rights, net
         of accumulated amortization 1997
         $59,191, 1996 $38,603                 290,809      311,397
      Business acquisition costs                94,997            _
      Organization costs, net of
         Accumulated amortization
         1997 $327, 1996 $191                      349          485
                                            $  794,171   $  723,462

TOTAL ASSETS                                $9,122,154   $7,798,602

The accompanying notes are an integral part of the financial Statements.

LIABILITIES AND STOCKHOLDERS' EQUITY                            1997         1996
CURRENT LIABILITIES
Accounts payable                                           $  217,101   $  100,395
Accrued expenses                                               74,110      179,742
Current portion of long-term debt                             127,440      104,167
Notes payable, unsecured                                       73,000
Income taxes payable                                           14,500       20,366

Total current liabilities                                  $  506,151   $  404,670

LONG-TERM, less current maturities                         $1,159,185   $  926,896

DEFERRED INCOME TAXES                                      $2,430,300   $2,430,300

TOTAL LIABILITIES                                          $4,095,636   $3,761,866

STOCKHOLDERS' EQUITY
Common stock, no par value; authorized 5,500,000 Class A
and 2,100,000 Class B shares; issued and outstanding
2,176,300 Class A and 1,790,300 Class B shares in
1997 and 1,991,000 Class A shares and 1,830,000 Class B
shares in 1996                                             $1,425,470   $  443,000
Retained earnings                                          $3,601,048    3,593,736

Total stockholders' equity                                 $5,026,518   $4,036,736

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $9,122,154   $7,798,602

                       VIRGINIA ACCELERATORS CORPORATION
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                 For the years ended December 31, 1997 and 1996

                                                          1997          1996

SALES                                                 $209,200      $152,000

COST OF SALES                                           92,783        93,428

Gross Profit                                          $116,417        58,572

OTHER OPERATING REVENUE                                 12,076         7,616
                                                      $128,493       $66,188
OVERHEAD                                              $111,542       134,117

Operating income (loss)                                $16,951     ($67,929)

FINANCIAL INCOME (EXPENSE)
Interest income                                         $4,603         5,118
Interest expense                                       (4,407)       (4,207)
                                                          $196          $911
Income (loss) before income taxes                      $17,147       $67,018

PROVISION FOR INCOME TAXES
Current income tax expense (benefit)                   (5,865)         6,466
Deferred income tax (benefit)                           15,700      (31,700)
                                                        $9,835     ($25,234)

NET INCOME (LOSS)                                       $7,312       $41,784

RETAINED EARNINGS, beginning                         3,593,736     3,635,520
RETAINED EARNINGS, ending

EARNINGS (LOSS) PER SHARE                                            ($0.02)

NET ASSETS PER SHARE OUTSTANDING AT
DECEMBER 31, 1997 (3,966,600 shares in 1997
and 3,821,000 shares in 1996)                            $1.27         $1.06

                       VIRGINIA ACCELERATORS CORPORATION
                            STATEMENTS OF CASH FLOWS
                 For the years ended December 31, 1997 and 1996

                                                                        1997            1996
CASH FLOWS FROM OPERATING ACTIVITIES                                  $7,312        ($41,784)
Net income (loss)
Noncash (income) expenses included in net income (loss)
Depreciation and amortization                                         12,772           5,561
Change in assets and liabilities
(Increase) decrease in
Accounts receivable                                                 (202,517)        114,000
Inventories, net of depreciation and amortization                 (1,345,186)       (810,159)
Prepaid expenses                                                      18,655          (9,531)
Deferred income taxes                                                 15,700         (31,700)
Increase (decrease) in
Accounts payable                                                      36,887          53,769
Accrued expenses                                                    (105,632)         95,800
Income taxes payable                                                  (5,866)          6,466

Net cash used in operating activities                            ($1,567,875)      ($617,578)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property                                              ($5,653.00)       ($33,120)
Additions to patent application costs                             ($2,972.00)         (4,612)
Business acquisition costs                                       ($15,178.00)

Net cash used in investing activities                            ($23,803.00)       ($37,732)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock                              $907,470
Net loans from stockholder                                                          ($29,921)
Loan costs                                                                           (45,153)
Proceeds from long-term borrowings                                   363,562       1,031,063

Net cash provided by financing activities                         $1,271,032        $955,989

Net increase (decrease) in cash                                    ($320,646)       $300,679

Cash, beginning                                                      367,380          66,701

Cash, ending                                                         $46,734        $367,380

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION

Cash payments for interest                                          $137,360         $12,923

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Exchange of accrued salaries and vacations
and loans for common stock                                          $326,080
Accounts payable incurred for business
acquisition costs                                                    $79,819
Stock subscription receivable                                        $75,000

VIRGINIA ACCELERATORS CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 1997 and 1996

1.       NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business and formation

The Company is primarily engaged is environmental technology innovation, technology development, and manufacture of electron beam equipment for addressing environmental remediation and pollution prevention and other industrial applications. The Company began operations as a sole proprietorship in January 1990 and was subsequently incorporated on February 15, 1995. Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue recognition

Income under short-term contracts is recognized as projects are completed.
The estimated income under long-term, fixed-price contracts in process is recognized using the percentage-of-completion method of accounting. Income under this method is determined on the basis of management estimates of completion to date. Earnings are recorded when progress on each contract reaches a point where experience is sufficient to estimate final results with reasonable accuracy. As long-term contracts extend over one year, revisions in coat and earnings estimates are recognized in the accounting period when the additional data becomes known.

Inventories

Inventories include material, labor, overhead and are stated at the lower of cost or market. Inventories contributed to the Company are stated at the fair market value at the time of the contribution.

Property

Equipment purchased is stated at cost. Equipment contributed to the Company is stated at the fair market value at the time of the contribution. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets for both financial statement and income tax purposes.

VIRGINIA ACCELERATORS CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 1997 and 1996

1.       NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant Accounting Policies (continued)

Patent applications pending

The Company was granted a patent for Electron Beam Flue Gas Scrubbing Treatment and a registered trademark for E-Scrub. A patent is still pending for the Large Area Electron Irradiator. Amortization on these patents and trademark will begin in 1998.

Intellectual property rights

Intellectual property rights consist of engineering, analytical and planning efforts in support of a technology program. These rights are amortized over seventeen years.

Business acquisition costs

Direct coats associated with acquiring businesses accounted for using the purchase method of accounting are recorded an additions to the cost of the acquisition. No acquisitions were consummated in 1997.

Organization costs

Organization costs are amortized over five years.

Income taxes

Effective January 1, 1996, the Company changed its method of reporting for tax purposes to the accrual method. Previously, income was reported on the cash basis for income tax purposes. Deferred income taxes are provided on a liability method whereby deferred income tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred income tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

VIRGINIA ACCELERATORS CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 1997 and 1996

1.       NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant Accounting Policies (continued)

Earnings per share

Primary earnings (loss) per common share are computed by dividing net income
(loss) by the weighted average number of common shares and, as appropriate, dilutive common stock equivalents, outstanding for the period. Stock options and warrants are considered to be common stock equivalents. The number of shares used to compute primary earnings (loss) per common share were 3,677,565 in 1997 and 2,448,500 in 1996.

2.       COMMON STOCK TRANSACTIONS

In 1996, the Company changed its capital structure by establishing two classes of common stock. Class A consists of 5,500,000 authorized voting shares and Class B consists of 2,100,000 authorized nonvoting shares. Class B shares contain a conversion option to Class A shares at a date to be determined by the Board of Directors, such date being no earlier than one year after the Company's shares are listed on a national stock exchange. Accordingly, 2,100,000 Class A shares are being reserved to accommodate future conversions of Class B shares as they occur.

In December 1996, the Company filed Form U-7 Disclosure Document with the state of Virginia in connection with its offer to sell up to 200,000 units for a minimum of $250,000 and a maximum of $1,000,000. Each unit consists of one share of Class A common stock and one share of Class B common stock. The offering is exempt from federal filing and disclosure requirements pursuant to Regulation D of the Securities Act of 1933. It is, however, subject to the laws and regulations of the various states and the District of Columbia in which the offering is to be made. As of December 31, 1997, 145,084 unite had been sold under this offering, of which 15,000 unite for $75,000 was received January 21, 1998.

During 1997, the Company granted options for 41,500 shares, in addition to those granted under stock option plans, as discussed in Note 3. These options are exercisable for the purchase of Class A shares at $.50 per share. On January 3, 1998, the Company converted all shares of Class B common stock to Class A common stock.

3.       STOCK OPTION PLANS

In 1996, the Company adopted two stock option plans. One plan is for its employees, for which the Company has reserved 400,000 Class A shares and the other for its directors, for which the Company has reserved 243,000 Class A shares. The options in both plans are exercisable for the purchase of Class A shares at $.5O per share.


MINTER, MORRISON AND GRANT
CERTIFIED PUBLIC ACCOUNTANTS

VIRGINIA ACCELERATORS CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 1997 and 1996

3.       STOCK OPTION PLANS (continued)

Issuance of options under the employee plan is limited to employees of the Company and is at the discretion of the Board of Directors. Options for 37,500 shares were granted in 1996, all of which were voided due to early terminations from employment. Options for 32,000 shares were granted in 1997, none of which were exercised as of December 31, 1997.

Under the directors plan, options are granted for attendance at Board of Directors' meetings, at the rate of 1,000 options per meeting. In addition, an initial award of 5,000 options per director was made to each of the six founding directors. 96,000 options were awarded in 1996 and an additional 52,000 options were awarded in 1997. None of these options were exercised as of December 31, 1997.

4.       LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Company leased office space under a month-to-month agreement until September 30, 1995 at a monthly rent of $800.

Effective October 1, 1995, the Company leased office and warehouse space under an agreement which expires September 30, 1998, with an option to renew for an additional three consecutive one-year terms. Annual rentals are $106,079, plus their pro-rata share of real estate taxes. This lease may be canceled at any time effective April 1, 1996 and thereafter, at no cost to the lessee, by providing lessor with 90 days written notice of cancellation. Therefore, the total minimum rental commitment as of December 31, 1997 is $26,520.

The payments for rent and related real estate taxes were $118,922 for year ended December 31, 1997 and $118,203 for the period ended December 31, 1996, of which $107,030 in 1997 and $106,383 in 1996 was capitalized in inventory.

5. LICENSE AGREEMENT

The Company entered into an exclusive rights and license agreement to manufacture, use and sell a certain product in the course of its business. License fees due under the agreement include a non-refundable $25,000 fee, which has been paid, plus 10% of the net sales price of the licensed product.

A minimum license fee of $20,000 is due during the second license year, none of which had been paid at December 31, 1997. The agreement terminates at the end of fifteen (15) years from the first commercial sale of the product or the expiration date of the last of any patents obtained in connection with the product, whichever is last to occur.

6.       PROPERTY DEPRECIATION AND AMORTIZATION

                                Depreciation
                                and                          Accumulated
                                amortization                 depreciation            Estimated
                                expense                             31-Dec           useful
                                                                                     life
                                     1997         1996         1997         1996    (years)
Test equipment                 $  669,800   $  669,800   $1,513,117   $  843,317        5
Engineering design             $  400,000   $  400,000      916,667      516,667        5
Leasehold improvements              1,556        1,539        3,479        1,923       39
Furniture and equipment            11,081        3,887       15,083        4,002
TOTAL                          $1,082,437   $1,075,226   $2,448,346   $1,365,909

Organization costs                    136          135                                  5
Intellectual property rights       20,588       20,588                                 17
Loan costs                          6,536        1,613                                  7

Total                          $1,109,697   $1,097,562




                                 1997            1996


Expense of operations            $12,772           $5,561
Capitalized in inventory       1,096,925        1,092,001
TOTAL                         $1,109,697       $1,097,562


7.       LONG-TERM DEBT AND NOTES PAYABLE, UNSECURED

The Company has obtained a seven-year working capital loan dated October 1, 1996 totaling $1,250,000, maturity date April 1, 2004. The loan is guaranteed by the U.S. Small Business Administration and two stockholders /directors of the Company, and is secured by substantially all of the assets of the Company, both currently in existence and acquired in the future. In addition, the proceeds of certain contracts have been assigned to the lender. Payments are interest only until June 1997, at which time principal and interest are payable monthly over seven years. Interest is computed at prime plus 2 3/4t. The outstanding balance was $1,250,000 as of December 31, 1997 and $1,031,063 as of December 31, 1996.

The Company borrowed $37,500 on unsecured lines of credit, with no fixed maturity and interest at 15.25 - 15.50V per annum. Minimum payments are $860 per month.

VIRGINIA ACCELERATORS CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 1997 and 1996

7.       LONG-TERM DEBT AND NOTES PAYABLE. UNSECURED (continued)

The Company borrowed $100,000, of which $27,000 has been repaid, on an unsecured loan which is due upon the occurrence of certain events in 1998. Interest accrues at 15V per annum.

Principal maturities for the next five years are as follows:

1998     $200,440
1999     $142,775
2000     $159,965
2001     $177,818
2002     $195,983

Interest incurred is reflected in the financial statements as follows:

1997: Expense of operations ($4,407)+ Capitalized in inventory ($108,833)= $113,240

1996: Expense of operations ($4,207)+ Capitalized in inventory ($16,414)=$20,621

8.       LIFE INSURANCE

The Company has a term life insurance policy with a face value of $1,250,000 on the life of one of its founders. Proceeds are assigned to the lender of the Company's long-term debt as of December 31, 1997.

9.       RETIREMENT PLAN

In 1996, the Company adopted a simplified employee pension plan. All employees at least age 21, regardless of how long employed, are eligible to participate. Participants may elect salary reduction contributions. Employer contributions are discretionary and totaled $ -0- for 1997 and $21,088 for 1996.

10. PROVISION FOR INCOME TAXES

Until January 1, 1996, the Company reported its income on the cash basis for tax purposes. In addition, the Company has acquired assets, the taxation of which has been deferred under either of Sections 118 or 351 of the internal Revenue Code, as discussed in notes 2 and 3. Accordingly, deferred income taxes have been provided for in the financial statements.

VIRGINIA ACCELERATORS CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 1997 and 1996

10.      PROVISION FOR INCOME TAXES (continued)

The net deferred income tax liability consisted of the following at December 31, 1997 and 1996:

                                                          1997            1996
Deferred income tax liabilities

Property and inventories                            $2,171,300      $2,171,300
Patent applications pending                            133,000         133,000
Intellectual property rights                           126,000         126,000
TOTAL                                               $2,430,300      $2,430,300

Deferred income tax asset                               16,000          31,700

Accounts payable and accrued expenses               $2,414,300      $2,398,600


The deferred income tax amounts have been reported on the balance sheet as follows:

                                                          1997            1996

Deferred income tax (asset)                           (16,000)        (31,700)
Deferred income tax (liability)                      2,430,300       2,430,300
TOTAL                                                2,414,300      $2,398,600




The provision for deferred income taxes of $259,000 for patent applications pending and intellectual property rights has been netted against the common stock, and is included with the deferred income taxes on the contributed property and inventories in the noncurrent deferred income tax liability on the balance sheet.

The income tax rate which has been applied to deferred income tax assets and liabilities is a blended rate of 38t, based upon a federal rate of 34t and a state rate of 6%. The federal rate of 34t is available to companies with annual taxable incomes under $10,000,000.

11.      SUPPLEMENTAL CONTRACT INFORMATION

In October 1995, the Company received a contract request from the Institute of Nuclear Chemistry and Technology, Warsaw, Poland for three electron beam generators in the amount of $9,375,000. The request requires test data to show that certain operational requirements have been met for the first generator. The request also depends on the equipment performance and final order from the power sector. Management estimates that completion will be approximately

VIRGINIA ACCELERATORS CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 1997 and 1996

11.      SUPPLEMENTAL CONTRACT INFORMATION (continued)

The Corporation is negotiating with the Department of Energy for a grant in the amount of approximately $10,000,000 to build a fifty megawatt electron scrubbing technology demonstrator. The objective of this demonstrator is to penetrate the domestic utility market. Management estimates that the entire. project should be completed within thirty months of the receipt of the order. Management expects that this grant will be funded by the third quarter of 1998.

12.      SUBSEQUENT EVENTS

The Company was the successful bidder in September 1997 for the purchase of a business and had been in the process of finalizing settlement terms as late as June 1998. Business acquisition costs totaling $94,997 were incurred and sales of $150,000 were billed and recorded as of December 31, 1997. The $150,000 receivable was likely to have been recoverable only if the transaction was consummated. As of August 4, 1998, the transaction will not be consummated. The pro forma effect on the financial statements as of December 31, 1997, net of income taxes, is $151,900.

                                    GLOSSARY


BTU. British thermal unit. A unit for measuring heat quantity in the customary system of English Units of Measurement, equal to the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit. One Btu is approximately equivalent to 251.9 calories. A pound of good coal when burned should yield 12,000 to 15,000 Btu.

DIFFUSION CHARGING. Diffusion refers to the spontaneous migration of substances from regions where their concentration is high to regions where their concentration is low. This redistribution of a substance is due to the random motion of the molecules of the substance, usually a gas or liquid. Charging is the process where an electrode acquires an electric charge.

ELECTRODE. A terminal through which electric current passes between metallic and nonmetallic parts of an electric circuit. In most familiar circuits current is carried by metallic conductors which form the electrodes, while the current passes for some distance through a nonmetallic conductor that is located between the electrodes

ELECTRON. An Electron is elementary particle carrying a unit charge of negative electricity. Ordinary electric current is the flow of electrons through a wire conductor. The electron is one of the basic constitutes of matter. An atom consists of a small, dense, positively charged nucleus surrounded by electrons that move about in orbits, forming clouds of charge.

ELECTROSTATIC FIELD. Electrostatic Field is created by the presence of free charges such as electrons, which exert forces on other free charges. It consists of the region throughout which these forces are be exerted.

ELECTROSTATIC PRECIPITATOR. An electrostatic precipitator is one of the major types of particulate control equipment. An electrostatic precipitator applies electrical force to separate particles from the gas stream. An electrostatic field is established between electrodes, and particles passing through the resulting electrical field acquire a charge. The charged particles are attracted to and collected on an oppositely charged plate, and the cleaned gas flows through the device. Periodically, the plates are cleaned by rapping to shake off the layer of dust that accumulates. The dust is collected in hoppers at the bottom of the device. (AIR POLLUTION CONTROL: A DESIGN APPROACH, by C. David Cooper and F.C. Alley.Illinois, Prospect Heights: Waveland Press, Inc., 1994, pp. 120-121.

High-voltage electrostatic precipitators (EPS) have been widely used throughout the world for particulate removal since they were perfected by Fredrick Cottrell early in the twentieth century. Most of the original units were used for recovery of process materials, but today gas cleaning for air pollution control is often the main reason for their installation. The ESP has distinct advantages over other aerosol collection devices: (1) it can easily handle high-temperature gases; (2) it has an extremely small pressure drop; (3) it has an extremely high collection efficiency if operated properly in selected aerosols; (4) it can handle a wide range of particulate sizes an dust concentrations; (5) its operating and maintenance costs are lower than those of ant other type (FUNDAMENTALS OF AIR POLLUTION, by Richard W. Boubel et. all. New York: Academic Press, 1994, p. 466).

EXOTHERMIC REACTION WITH INEFFICIENT GAS TEMPERATURE. Many chemical reactions are very energetic. Some chemical reactions release large amounts of heat (exothermic), whereas others require considerable heat input (endothermic). The formation of our by-product is an example of an exothermic reaction.

HYDROSCOPIC BY-PRODUCT. Certain substances have an affinity for water molecules, and they will remove water vapor from the ambient air while attaching the water molecules directly to themselves. Our by-product is an example of hydroscopic material.

KWE. Watt (W) is a unit of power, or work done per unit time. It is used as a measure of electrical and mechanical power. One watt is amount of power that is delivered to a component of an electric circuit when a current of 1 ampere flows through the component and a voltage of 1 volt exists across it. The derivative units are kilowatt (1,000 W) or kWe and megawatt (1,000,000 W) or MWe used in electric power systems. Milliwatt (0.001 W) and microwatt (0.000001
W) used in electronics.

MODULATOR. An electronic device for modulating electric power so that it can be converted into a beam of energetic electrons.

OUTPUT POWER (~ 1 MW). Watt (W) is a unit of power, or work done per unit time. It is used as a measure of electrical and mechanical power. One watt is amount of power that is delivered to a component of an electric circuit when a current of 1 ampere flows through the component and a voltage of 1 volt exists across it. A derivative unit is megawatt (1,000,000 W) or 1 MW used in electrical equipment. The Company's electron beam equipment delivers 1 MW of electrons into the flue gas.

PARTICULATES. Particulate matter (or particulates) are very small-diameter solids or liquids that remain suspended in exhaust gasses and can be discharged into the atmosphere. They can be formed by gas conversion reactions in the atmosphere between certain pollutant gases that were emitted previously. Major sources of particles include industrial processes, coal- an oil-burning electric power plants, residential fuel combustion, and highway vehicles.

Particulate effects include reductions in visibility such as smog or haze, soiling of buildings and other materials, corrosive and erosive damage of materials, and alteration of local weather. Also, particulates can damage human and animal health, and retard plant growth. (AIR POLLUTION CONTROL: A DESIGN APPROACH, by C. David Cooper and F.C. Alley. Illinois, Prospect Heights:
Waveland Press, Inc.: 1994, p. 46).

REAGENT. Reagent is a substance that takes part in one or more chemical reactions or biological processes. The Company's process uses ammonia as a reagent in order to produce fertilizer by-product.

SATURATED GAS. Saturated gas is the condition whereby it cannot absorb any more water vapor. Hence, the relative humidity of saturated gas is 100 per cent.

SUB-MICRON SIZE. Smaller than one micron which is the same as micrometer, that is, a unit of linear distance equal to 0.000001 (one millionth) m.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THE OFFERING CIRCULAR AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS OFFERING CIRCULAR, OR AN OFFER TO BUY ANY SECURITIES BY PERSONS IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS OFFERING CIRCULAR SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS OFFERING CIRCULAR. UNTIL OCTOBER 15, 2000 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER AN OFFERING CIRCULAR. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER AN OFFERING CIRCULAR WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

          TABLE OF CONTENTS              PAGE

Offering Summary                           3
Risk Factors                               5
Use of Proceeds                            9
Dividend Policy                           10
Dilution                                  10
Capitalization                            11
Selected Financial Data                   12
Management's Discussion and Analysis
  Of Financial Condition and Results of
  Operations                              13
Business                                  17
Management                                28
Principal Shareholders                    32
Description of Securities                 34
Plan of Distribution                      37
Financial Statements                      39
Appendix                      (not enclosed)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                     E-SCRUB
                                  ENVIRONMENTAL
                                ENTERPRISES, INC.

                         800,000 SHARES OF COMMON STOCK




                            ------------------------
                                OFFERING CIRCULAR
                            ------------------------





                           THREE ARROWS CAPITAL CORP.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PART II

                  Information Not Required in prospectus

Item 13.  Other Expenses of Issuance and Distribution.

         He estimated expenses of this offering, all of which will be paid by Registrant, are as follows:

         SEC Registration Fee                                   $  2,640
         National Association of Securities Dealers, Inc. Fee      1,500
         Nasdaq Listing Fee                                           *
         Accounting Fees and Expenses                                 *
         Registrant's Legal Fees and Expenses                         *
         Blue Sky Expenses and Counsel Fees                           *
         Printing and Engraving Fees                                  *
         Transfer Agent and Registrar's Fees and Expenses             *
         Document Preparation                                     10,000
         Miscellaneous Expenses                                       *


         Total                                                     ___*____

          * To be completed by amendment

Item 14 Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions of its Restated Articles of Incorporation, its By-Laws, applicable Bermuda Acts or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant for expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes:

     (1) For purposes of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Item 15. Recent Sales of Unregistered Securities

         The Company made a public offering of securities under Regulation D 504
(SCOR) in 1997.

Item 16. Exhibits.

        (a) Exhibits:

             1    Form of Underwriting Agreement.
             3.1  Copy of Registrant's Articles of Incorporation.
             3.2  Copy of Registrant's By-Laws.
             3.3  Certificate of Good Standing.
             4.1  Stock Certificate Specimen.
             5.1  Opinion of Counsel.
            10.1  Escrow Agreement
            10.2  Stock Option Plan.
            10.3  Stock Option Agreement.
            10.4  SEI Agreement
            10.5  TIPAZ Agreement.
            10.6  Patent.
            10.7  Warrants.
            10.8  Allied Signal Agreement.
            10.9  LLC Addendum.
            10.10 Trademark.
            23.1  Consent of Three Arrows Capital Corp.
            23.2  Consent of Timothy J. McGary, Esq., (included in their opinion set forth in Exhibit 5.1
            23.3  Consent of Crutchley Marginot & Tosi.
            23.4  Consent of Minter, Morrison and Grant, CPAs.
            24    Power of Attorney (included as part of Signature Page).
            27    Financial Data Schedule.


Item 17.  Undertakings.

      The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made pursuant to Rule 415 under the Securities Act, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the total dollar value of securities offered, if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                 SIGNATURE PAGE

                      POWER OF ATTORNEY TO SIGN AMENDMENTS

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Ralph D. Genuario with full power to act without the other, his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and has duly caused this registration statement to be signed on its behalf by the undersigned in Virginia on December 21, 1999.

                  Registrant:   e-Scrub Environmental Enterprises, Inc.
                                (d.b.a. E-Scrub Environmental Engineering, Inc.)

                  /s/ Ralph D. Genuario
                  Ralph D. Genuario
                  President, Director and Acting CFO

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

      SIGNATURE                           TITLE                              DATE
/s/ Ralph D. Genuario         President, Director and Acting CFO      December 22, 1999
Ralph D. Genuario

/s/ Nicholas Confuorto        Acting COO and Director                 December 22, 1999
Nicholas Confuorto

/s/ Dr. Maija Lisa Harkonen   Director of Int'l Projects & Director   December 22, 1999
Dr. Maija Lisa Harkonen

/s/ James Blackburn           Chief Electrical Engineer               December 22, 1999
James Blackburn

/s/ Elizabeth Richardson      Director                                December 22, 1999
Elizabeth Richardson

/s/ Robert C. McFarlane       Director                                December 22, 1999
Robert C. McFarlane

By: /s/ Ralph D. Genuario
        Ralph D. Genuario
        ATTORNEY-IN-FACT

By power of attorney filed with Registration Statement No. 333-________________